PROSPECTUS

NEXT, INC.

OFFERING UP TO 3,565,000 Shares of Common Stock

This Prospectus relates to the registration of up to 3,565,000 shares of common stock of the Company. Of these shares, 2,300,000 have been issued pursuant to a Securities Purchase Agreement dated January 24, 2005 and 1,150,000 may be issued pursuant to warrants dated January 25, 2005 as follows: (i) Bonanza Master Fund, Ltd. purchased from the Company 2,000,000 shares of common stock and a warrant to purchase 1,000,000 shares of common stock; (ii) MidSouth Investor Fund, L.P. purchased from the Company 250,000 shares of common stock and a warrant to purchase 125,000 shares of common stock; and (iii) Itasca Capital Partners LLC purchased from the Company 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock. In connection with this transaction the Company also issued a warrant to purchase 115,000 shares of common stock to Dougherty & Company, LLC. The shares offered under this Prospectus were issued by the Company in private transactions.

There is no minimum number of shares that must be sold in this offering. Information regarding the selling stockholders and the manner in which they may offer and sell the shares under this Prospectus is provided under the heading "Plan of Distribution" commencing on page four. Although the Company has received the proceeds from the sale of the common stock and the warrants and may receive further proceeds from the exercise of the warrants, it will not receive any of the proceeds from sales of the common stock by the selling stockholders under this Prospectus. To the knowledge of the Company, the selling stockholders have not made any arrangements with any brokerage firm, underwriter or agent for the sale of the shares of common stock.

The common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol NXTI.OB but it is not listed on a national securities exchange. On October 6, 2006 the last reported sale price of the common stock was $0.60 per share.

Investing in the common stock involves a high degree of risk which is described in the "Risk Factors" beginning on page two of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 10, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	6
DETERMINATION OF OFFERING PRICE	6
DIVIDEND POLICY	6
SELLING SECURITY HOLDERS	6
PLAN OF DISTRIBUTION	7
LEGAL PROCEEDINGS	8
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	9
DESCRIPTION OF SECURITIES	10
INTEREST OF NAMES EXPERTS AND COUNSEL	11
DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	11
DESCRIPTION OF BUSINESS	11
DESCRIPTION OF PROPERTY	17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19
EXECUTIVE COMPENSATION	19
CAPITALIZATION	21
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
FINANCIAL STATEMENTS	30

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus.  It may not contain all of the information you should consider before investing in the Company’s common stock.  You should carefully consider all information contained in this Prospectus and particularly the section on Risk Factors set forth below before investing in the shares of common stock offered under this Prospectus.

The Company

Next, Inc., a Delaware corporation (the “Company”) formed in 1989, is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.  The Company’s fiscal year ends on the Friday closest to November 30.  The Company’s principal executive offices are located at 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421.  The Company’s telephone number is (423) 296-8213.  The common stock is quoted on the OTCBB but it is not listed on a national securities exchange.  Because the common stock is not listed for trading on any national securities exchange there may be a limited market for the Company’s shares.  The trading symbol is NXTI.OB.

The Offering

Up to 3,565,000 shares of common stock, par value $0.001 may be sold by the selling stockholders from time to time at prevailing market prices or in privately negotiated transactions.  Of these shares, 2,300,000 have been issued pursuant to a Securities Purchase Agreement dated January 24, 2005 and 1,265,000 may be issued pursuant to warrants dated January 25, 2005.

Selling Stockholders	Bonanza Master Fund, Ltd., MidSouth Investor Fund, L.P., Itasca Capital Partners LLC and Dougherty & Company, LLC.

Proceeds to the Company

Although the Company will receive no proceeds from sales of common stock by the selling stockholders, the Company received $2,990,000 in the aggregate for sales of the shares of common stock and warrants to the selling stockholders, or $2,691,000 net of associated fees, and may receive up to $2,213,750 if the selling stockholders exercise all their warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following developments described as risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Risks Related To Our Business. In addition to the other information contained in this report, including risks and uncertainties described elsewhere, the following risk factors should be considered in evaluating the Company. The risks and uncertainties described below or elsewhere in this report are not the only ones the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair the Company's business and operations. If any of the risks described below or elsewhere in this report materialize, the Company's business, financial condition, operating results and cash flows could be materially affected. Stockholders or investors considering the purchase of shares of the Company's common stock should carefully consider the following risk factors, in addition to the other information contained in this report.

You should not rely on the Company's past results to predict its future performance because its operating results fluctuate due to factors which are difficult to forecast and often out of the Company's control. The Company's past revenues and other operating results may not be accurate indicators of the Company's future performance. The factors that may contribute to these fluctuations include: fluctuations in aggregate capital spending, cyclicality and other economic conditions in one or more markets in which we sell our products; changes or reductions in demand in the markets we serve; a change in market acceptance of the Company's products or a shift in demand for the Company's products; new product introductions by the Company or by the Company's competitors; changes in product mix and pricing by the Company, its suppliers or its competitors; pricing and related availability of raw materials for the Company's products; the Company's failure to manufacture a sufficient volume of products in a timely and cost -effective manner; the Company's failure to anticipate changing product requirements of its customers; changes in the mix of sales by distribution channels; exchange rate fluctuations; and extraordinary events such as litigation or acquisitions.

Loss of Licenses. A substantial portion of the Company's revenue is derived from its licensing program and Company owned brands. The Company is a party to numerous licensing agreements to utilize "branded" logos for its products. Licenses from colleges and universities comprise the greatest segment of the Company's licenses and these licenses are grouped into master licenses. All of these master license arrangements have a duration of one to three years and may not contain automatic renewal options. Although the Company has had no difficulty renewing these license arrangements in the past and obtaining new licenses, there can be no assurance that the Company will be able to do so in the future. The loss of any one group of licenses or any master license may have a material adverse effect on the Company's financial conditions and results of operations.

Competition. The principal competitive factors affecting the market for the Company's products include product functionality, performance, quality, reliability, delivery, price, compatibility and conformance with customer and licensor standards. Several of the Company's existing and potential competitors are larger than the Company and may have substantially greater financial, sourcing and other resources than does the Company. In addition, the Company may in the future face competition from new entrants in its markets and there can be no assurance that these competitors will not offer better price points for competitive products or offer better terms to the Company's customers than those offered by the Company to obtain greater market share or cause the Company to lower prices for its products, any of which could harm the Company's business.

Dependence Upon Key Personnel. The Company depends to a significant degree on the continued contribution of key executive management and key operations and sales management. The loss of the services of one or more key executives could have a material adverse effect on the Company. The Company's success also depends on its ability to attract and retain additional highly qualified management personnel to meet the needs of future expansion. Competition for these individuals is intense and they are often subject to offers from competing employers, some of whom may be better able to offer more lucrative compensation incentives than those offered by the Company. Although most of the Company's key employees have been with the Company for an extended period of time, there can be no assurance that the Company will be able to retain its key employees, or that it will be able to attract or retain additional skilled personnel as needed. The Company's key executive management, senior operational, finance and sales management personnel have entered into written employment contracts with the Company.

Dependence On Non-U.S. Suppliers. The Company sources a significant amount of its products from international suppliers. Relationships with foreign suppliers present a greater risk of disruption due to political and economic instability than relationships with domestic suppliers. Although the majority of the products used by the Company are available from multiple sources both domestically and internationally, any disruption in availability of products and services from these foreign suppliers could lead to increases in the Company's product costs. The Company believes it can locate alternative products from several supplier sources to obtain the quality and delivery standards if a disruption in international sources should occur.

Dependence Upon Key Customers. Historically, the Company's customer base has been comprised primarily of national and regional mass merchandise and specialty retailers. During the past three years the Company has made a concerted effort to expand its customer base. The acquisition of CMJ Ventures, Inc., which sells to over five hundred specialty retailers, and the introduction of major product lines and distribution channels, such as the Motor Sports Division, which sells to a dealer network of approximately 9,000 auto dealers are two components of this expansion. The acquisition of Lil' Fan, Inc ("Lil' Fan") also expanded the Company's customer base with the addition of a full line of design and merchandising primarily focusing on children's licensed college and motor sports products. Lil' Fan customers are complementary to the Company and do not overlap with existing customers. Additionally, the acquisition of S-2-S Acquisition Corporation gave the Company access to a new customer who is a large national retailer.  As a result of this effort, the Company has developed a large, diverse, and distinguished customer base of traditional retailers, ranging from national and large regional chains to specialty retailers, corporate accounts, college book stores, motor sports, souvenir, golf and gift shops. If the Company is unable to sustain this expansion of its customer base, or if it is unable to maintain its customer base it could have a negative impact on its financial condition and results of operations.

Possible Need For Additional Financing/Capital. The Company is highly leveraged. Based upon the Company's current level of operations and anticipated growth, the Company believes that cash flows from operations, together with its working capital facility, will be sufficient to enable the Company to satisfy anticipated cash flow requirements for operating, investment and financing activities, including debt service. However, with the Company's expected expansion and additional acquisitions, the Company could be required to obtain additional financing and/or capital, by private placement or in the public markets, to satisfy its requirements. There can be no assurance that such alternatives would be available to the Company at all or on terms reasonably acceptable to the board of directors. If we cannot obtain adequate funds on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

Limited Trading Market For Common Stock. The Company's common stock is quoted on the National Association of Securities Dealers' OTC Bulletin Board. There may be a limited trading market for the common stock.

Volatility Of Common Stock's Market Price. The market price of the common stock is more volatile than the price of common stock of more established companies, because of the limited number of shareholders and the low volume of trading. In addition, the price is subject to a variety of factors, including the business environment; the operating results of companies in the industries we serve; future announcements concerning the Company's business or that of its competitors or customers; the introduction of new products or changes in product pricing policies by the Company or its competitors; litigation matters; changes in analysts' earnings statements; developments in the financial markets; quarterly operating results; and perceived dilution from stock issuances for acquisitions and other transactions. Furthermore, stock prices for many companies fluctuate for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist actions or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly traded companies may adversely affect the market price of our common stock.

Additional Shares. The Board of Directors has the authority to issue, without further action by the stockholders, up 10,000,000 additional shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The Company has previously issued 1,750 shares of Series A Preferred Stock which have all been converted to common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock.

USE OF PROCEEDS

All net proceeds from the sale of the common stock covered by this Prospectus will go to the selling stockholders. The Company will not receive any proceeds from the sale of the common stock in this offering.  The Company did, however, receive proceeds from the sale of the common stock and the warrants to selling stockholders and may receive proceeds from the exercise of the warrants by the selling stockholders. If all of the warrants were exercised with cash, the Company would receive proceeds of $2,213,750. These proceeds would be used for general corporate purposes, including working capital and potential acquisitions.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares from time to time in negotiated transactions, brokers’ transactions or a combination of such methods at market prices prevailing at the time of the sale or at negotiated prices.

DIVIDEND POLICY

It is the Company's present policy not to pay cash dividends on its shares of common stock and to retain future earnings for use in the operations of the business and to fund future growth. Additionally, bank covenants prohibit us from paying cash dividends on our common stock. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. The Company does not anticipate paying any dividends on the common stock in the foreseeable future. The Company is obligated to pay certain dividends on its issued and outstanding shares of Series A Convertible Preferred Stock. Such dividends may be paid in cash or by the issuance of shares of common stock or Series A Convertible Preferred Stock.

SELLING SECURITY HOLDERS

The table below sets forth ownership information regarding the selling stockholders.  For purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders.  Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

Equity Group	Number of Shares Owned Prior to Offering (1)	Percent Owned Prior to Offering (1)	Number of Shares Being Offered (1)	Number of Shares Owned After Offering (1)	Percent Owned After Offering (1)

Bonanza Master Fund, Ltd.	2,908,300	14.2%	2,908,300	0	0

MidSouth Investor Fund, L.P.	375,000	1.9%	375,000	0	0

Itasca Capital Partners LLC	75,000	*	75,000	0	0

Dougherty & Company, LLC	115,000	*	115,000	0	0

_________________

*

Less than one percent.

(1)

Based on shares outstanding as of October 6, 2006.  Assumes that all the warrants are exercised in full and all shares of common stock held and to be held by the selling stockholders being offered under this Prospectus are sold, and that none of the selling stockholders acquire any additional shares of common stock before the completion of this offering.  The Company’s registration of the shares of common stock does not necessarily mean that any one of the selling stockholders will sell all or any of the shares.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders listed in the table above under “Selling Security Holders” (the “Selling Stockholders”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•

block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker dealer as principal and resale by the broker dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

agreements with broker dealers to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) the date on which all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

The Company has pending various minor legal actions arising in the normal course of business. Management does not believe that such legal actions, individually or in the aggregate, will have a material impact on the Company's business, financial condition or operating results.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth the name, age, positions, and offices or employments as of October 6, 2006, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of the Board of Directors of the Company.

Name	Age	Position
Robert M. Budd	50	President and Chief Executive Officer
Charles L. Thompson	54	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Ronald Metz	47	Chairman and Director
Salvatore Geraci	59	Director
Dan F. Cooke	57	Director
William B. Hensley III	56	Director

Robert M. Budd, President and Chief Executive Officer.  Mr. Budd joined the Company in November 2005.  From 1998 to 2004, Mr. Budd spent the last six years as founding partner of TBA Management Services, a consulting firm specializing in management advisory services. While with TBA, he worked with both public and private companies, fulfilling the roles of both CEO and COO in completing ground up assessments of a variety of companies to identify strengths and weaknesses in addition to spearheading the subsequent sales of entire companies or selected divisions.

Charles L. Thompson, Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Since February 2002, Mr. Thompson has served as an Executive Vice President and as the Company's Chief Financial Officer and Chief Accounting Officer. During 2001 and 2002, Mr. Thompson served as Vice President - Finance and Business Development of Ameris Health Systems, an operator of six hospitals. From 1997 to 2000, Mr. Thompson served as Vice President/Chief Financial Officer of Great Smokies Diagnostics Laboratory.

Ronald J. Metz. Mr. Metz has been a Director of the Company since February 2002. Since 1987, Mr. Metz has been a named senior partner with the accounting firm of Bucheri McCarty & Metz LLP. Mr. Metz has served as Chairman of the Board of the Company since November 24, 2003.

Salvatore Geraci. Mr. Geraci has been a Director of the Company since February 2002. Since 1997, Mr. Geraci has been a principal of Evergreen Management, Inc., a provider of tax, estate, retirement and investment planning. Mr. Geraci also serves as an adjunct professor of accounting and finance at the University of Tennessee at Chattanooga.

Dan F. Cooke.  Mr. Cooke was the former Chairman of the Board of Next, Inc. from February 2002 to November 2003. Between 1989 and 1997 respectively and 2001, Mr. Cooke was a principal owner and executive officer of Blue Sky Graphics, Inc. and Next Marketing, Inc. Since January 2004 Mr. Cooke as served as a consultant to the Company for acquisitions and financings.

William B. Hensley III. Mr. Hensley has served as a Director of the Company since February 2002.  He also served as its Chief Operating Officer from February to September 2002 and as President of the Company from September 2002 to his retirement in November 2005. He also served as Chief Executive Officer from November 2003 to November 2005. Between 1989 and 1997, respectively, and 2001, Mr. Hensley was a principal owner and executive officer of Blue Sky and Next Marketing.

Audit Committee Financial Expert. The Audit Committee of the Company's Board of Directors is currently composed of one non-employee director; Salvatore Geraci. Each member of the Audit Committee (i) is "independent" as defined by Rule 4200(a)(15) of the National Association of Securities Dealer Inc.' s listing standards, (ii) meets the criteria for independence set forth in Rule l0A-3(b)(l) under the Securities Exchange Act of 1934, (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and (iv) is able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. Additionally, the Company has, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Mr. Geraci is an "audit committee financial expert" as defined in applicable Securities and Exchange Commission rules.

Principal Executive and Financial Officer Code of Ethics. The Company has adopted a code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officers, principal financial officer, principal accounting officer, controller or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information concerning the beneficial ownership of the Company’s outstanding classes of stock as of October 6, 2006, by each person known by the Company to own beneficially more than 5% of each class, by each of the Company’s Directors and Executive Officers (see Part III, Item 10, above) and by all Directors and Executive Officers of the Company as a group. For purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholder. Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percentage Owned
Dan F. Cooke (a)	3,445,500	16.7%
The William B. III and Cindy S. Hensley Family Limited Partnership (b)	2,220,000	10.8%
Bonanza Master Fund, Ltd.	2,812,300	13.6%
Charles L. Thompson (c)	1,387,500	6.7%
Robert M. Budd	127,500.6%
Salvatore Geraci (d)	90,000.4%
Ronald J. Metz (d)	180,000.9%
All officers and directors as a group (7 persons)	7,450,500	36.2%

(a)

Based on an amended Schedule 13D filed pursuant to the Exchange Act which indicates that Mr. Cooke has sole voting and dispositive power of all of those shares. Mr. Cooke is the former Chairman of the Board and Chief Executive Officer of the Company and a former member of the Company’s board of directors. Mr. Cooke’s address is 6430 Cobble Lane, Harrison, Tennessee 37341.

(b)

Based on a holdings report on Form 13D/A filed pursuant to the Exchange Act which indicates that The William B. Hensley III and Cindy S. Hensley Family Limited Partnership (the “Hensley Partnership”) has sole voting and dispositive power of all of those shares. The Hensley Partnership is controlled by William B. Hensley III, the Company’s former Chief Executive Officer, President and Chief Operating Officer.  Mr. Hensley currently serves as a director on the Company’s board of directors. The address of the Hensley Partnership is P. O. Box 684, Wabash, Indiana, 46992.

(c)

Based on a holdings report on Schedule 13G/A filed pursuant to the Exchange Act which indicates that Charles L. Thompson has sole voting and dispositive power of all of those shares. Mr. Thompson is the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The address of Mr. Thompson is c/o Next, Inc. 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee, 37421.

(d)

Based on the number of options vested for these respective individuals.

All shares are held directly. No options, warrants or other stock rights have been issued by the Company to the officers other than as disclosed above. See Part III, Item 10, Executive Compensation for options issued to directors.

Equity Compensation Plan Information. The following table represents all stock options that have been issued by the Company through October 6, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plan approved by security holders:	1,404,500(1)	$ 0.79	180,500
Total:	1,404,500	$ 0.79	180,500

(1)

Represents 100,000 options issued prior to the Exchange pursuant to the 2001 Stock Option Plan (the “Plan”) of Next, Inc. Upon consummation of the Exchange, the Company assumed the Plan and all preexisting options granted thereunder. Pursuant to the terms of the Plan, any previously granted options to acquire shares of common stock were replaced with options to acquire shares of the Company’s common stock.

DESCRIPTION OF SECURITIES

The Company has 100,000,000 shares of authorized common stock of which 18,626,029 were issued and outstanding as of October 6, 2006. All shares of common stock have equal voting, liquidation, and dividend rights.

All shares of common stock now outstanding are fully paid for and non-assessable.

The common stock is quoted on the OTCBB under the symbol NXTI.OB but it is not listed on a national securities exchange.

The holders of outstanding shares of the Company's common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of Next, Inc., nor does any such expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Six of the Company's Amended and Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended, shall indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore unenforceable.

DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT. Next, Inc., a Delaware corporation, was formed January 2, 1987. It has six wholly owned operating subsidiaries: (i) Next Marketing Inc., a Delaware corporation (“Next Marketing”), (ii) Blue Sky Graphics, Inc., a Delaware corporation (“Blue Sky”), (iii) CMJ Ventures, Inc., a Florida corporation (“CMJ”), (iv) Lil’ Fan, Inc., a Delaware corporation (“Lil’ Fan”), (v) Choice International Inc., a Delaware corporation (“Choice”), and (vi) S-2-S Acquisition Corporation, a Delaware corporation, (“S2S”) . All references herein to the “Company,” “we,” “us,” “our” or “Next” refer to Next, Inc. and its subsidiaries.

The Company. The Company, as it currently operates, commenced its operations on February 1, 2002, after the completion of a stock exchange between Sporting Magic, Inc., a Delaware corporation, and Next, Inc., a Delaware corporation (the “Exchange”). Following the Exchange and until December 27, 2002, the Company operated under the name Sporting Magic, Inc., at which time Next, Inc. was merged with and into Sporting Magic, Inc. and the name Sporting Magic, Inc. was changed to Next, Inc.

The Subsidiaries. Blue Sky and Next Marketing became indirect subsidiaries of the Company at the time of the Exchange and on December 27, 2002, following the merger between Sporting Magic, Inc. and Next, Inc., became wholly owned subsidiaries of the Company. Blue Sky and Next Marketing (and their respective predecessors) have been in existence since 1989 and 1997, respectively, and were prior to the Exchange owned and controlled by two of the Company’s principal stockholders. CMJ became a subsidiary of the Company on June 1, 2002 pursuant to the terms of an Agreement and Plan of Merger dated as of March 1, 2002, as amended on May 16, 2002 and May 15, 2003. On July 31, 2003, the Company acquired substantially all of the assets of Lil’ Fan, Inc., the right to sell all items previously sold by Stan Howard & Associates, and Stan Howard & Associates, Inc. through a subsidiary that is now Lil’ Fan. On October 31, 2004, the Company acquired substantially all of the assets of Choice, the right to purchase goods through an international source, and the right to sell all items through a customer base previously sold by the principals through a subsidiary that is now Choice. On August 12, 2005, the Company acquired certain assets of Sports-2-Schools, LLC, the right to sell all items previously sold by Buck Swindle Associates, Inc. and the vendor number for a major customer through a subsidiary named S-2-S Acquisition Corporation.

THE BUSINESS. The Company is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.

The Company’s management (“Management”) believes that there are substantial growth opportunities in the promotional products and imprinted sportswear industries and that the Company is well positioned to take advantage of these growth opportunities. Management believes that the Company has an excellent reputation in the marketplace as a result of its ability to provide quality products and services and on-time delivery at competitive prices.

The Company’s licensed and proprietary products include the following:

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Approximately 200 licenses and agreements to distribute its Cadre Athletic™, and Campus Traditions USA™ line for most major colleges and universities in the U.S.;

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Licensing agreements with Chevy®, Pontiac®, Hummer®, Cadillac®, Dodge®, GMC®, Ford® Plymouth®, Jeep®, and Chrysler® for their respective “branded” logos for the RPM Sports USA™ motor sports line, targeting the automotive dealership network and automotive venue markets;

•

Licensing and distribution agreements with Sturgis “Bike Rally”, Indianapolis Motor Speedway, Professional Bull Riders, The 3 Stooges, Fellowship of Christian Athletics, GRITS (Girls Raised in the South), and Rivalfish.

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Proprietary brands including American Biker™, American Wildlife™, Cadre™, Varsity Classics™, and Campus Traditions USA™, among others.

The Company is continually reviewing additional licensing programs and proprietary designs to further expand its licensing program and proprietary design portfolio.

OPERATIONS. The Company is one of the larger companies in the highly fragmented licensed promotional products and imprinted sportswear industries. The Company has implemented its strategy of “The Total Solution Company” to meet its customers’ key requirements including: art design and development, manufacturing (for imprinted sportswear), sourcing (for distributed products), warehousing and fulfillment. We believe that the following strengths, among others, have contributed to our past success and may provide us with a distinctive ongoing competitive advantage:

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High quality, imprinted sportswear. Imprinted sportswear is produced both domestically and offshore. For large runs with long lead times, it is economically advantageous to produce the imprinted sportswear in countries where the cost of labor is lower than in the United States. Management believes that the Company does an excellent job of costing, and effectively sourcing its products from international suppliers. The Company’s facility in Wabash, Indiana, was set-up specifically to handle situations where it is not practical to produce imprinted sportswear offshore such as: (a) for customized imprinted sportswear that, due to the uniqueness of the product, is not suited for the standardized long runs of offshore production, (b) for “hot market” reorders of just-in-time inventory such as for major sporting events, and (c) for demand that exceeds forecasts leading to the need for quick replenishment orders. The Wabash facility, with the capability to produce both imprinted and embroidered products, was organized by industry experts incorporating a sophisticated inventory management system with emphasis on automation of the manufacturing process effort, to minimize costs, cycle time and waste. The Wabash facility substantially reduces our reliance on outside sourcing, enabling us to reduce costs, shorten delivery time and enhance quality control of our products.

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Excellent design and merchandising staff. We believe that licensed branded products are an established and significant growth category within our industry. The ability to deliver unique product offerings on a timely basis is key to the future success and expansion of our branded licensed revenue. The Company believes that it possesses one of the most creative and innovative design, merchandising and product development capabilities within the industry. The Company’s design and merchandising staff determines, in partnership with our customers, the product strategy and is responsible for creating innovative products for our branded license and proprietary products lines. Management believes that this partnership provides stability in the design environment and consistency in our product variety and offers our customers flexibility in their product selection and timeliness of product delivery. The Company has been successful in significantly reducing the time requirements needed for the design, sourcing and delivery of products to substantially less than the industry norm. This enables us to provide a wide variety of products with greater acceptability in the marketplace within a reduced lead-time. Our partnerships with key suppliers further enhance our ability to develop and deliver our distinctive and innovative products quicker.  In 2005, key suppliers included DZ Trading, Inc., Gildan, and American Unitec.

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Upscale brand identity. The Company offers a style of products that is built on quality and strong imagery. Our marketing themes revolve around college and university brands, motor sports, outdoor lifestyle, motorcycle biking, fishing, water sports, and other leisure pursuits designed to appeal to many of our target customers. We reinforce our upscale brand image at the retail level with specialized planograms and displays that present our lines as distinctive collections. The Company’s target is an upscale consumer in casual settings, college and sporting activities, or relaxed weekend environments. We believe that our consumers are seeking a refined level of product quality and distinctiveness, and our designs, manufacturing standards and marketing are structured accordingly.

INFORMATION SYSTEMS. We employ a fully integrated, real-time management information system that is specifically designed for our industry. The system includes important features such as manufacturing resource requirements planning, production scheduling, detailed product tracking, standard cost system planning and control, and detailed perpetual inventory systems. As our production personnel track original purchases through various factory production phases, our merchandisers track sales in order to compare purchases against availability, thereby allowing us to react quickly to changes and trends. Our product development team utilizes sophisticated computer-aided design software to meet our customers’ design, collaboration and specification requirements. We also have a remote-order entry system for our sales force, allowing them to monitor and establish sales plans and communicate order specifics. Customer service personnel receive this uploaded information daily and have real-time access to inventory availability.

This comprehensive information system serves users in each of our operating areas, and is also used to create costing models, specification sheets and production scheduling. The manufacturing module integrates with the general ledger accounting and financial module. Our information system also provides detailed product gross margin information that assists us in managing product profitability. During fiscal 2005, we continued to expand the relational database capabilities of our management information system to allow us to create specialized management reports and access critical decision support data.

COMPETITION. The promotional products and imprinted sportswear industry is highly competitive. Promotional Products Association International estimates that there are over 21,000 companies in the promotional products industry. Further, only 4% of these companies reported a size of $2.5 million or more.  Our primary distribution channels are highly fragmented with substantial competition from other distributors of promotional products. We believe that our ability to compete effectively is based primarily on product differentiation, product quality, production flexibility and distribution capabilities, all of which Management believes enhance the Company’s brands.

CUSTOMER BASE. During the past four years, the Company has made a concerted effort to expand its customer base. As a result of this effort, the Company has developed a large, diverse, and distinguished customer base of traditional retailers, ranging from national as well as large regional chains to specialty retailers, corporate accounts, college book stores, motor sports, souvenir and gift shops, and golf shops. The Company believes that its customer diversification and expansion program will be evident in fiscal year 2006 and beyond. The following represent a cross section of the Company’s customers segregated by distribution channel:

National Retail Merchants:	Goody’s, Kohl’s, Sears, K-Mart, Dillard’s, J.C. Penney, Belk, Bon-Ton, Federated Dept Stores, Wal-Mart
Specialty Retailers:	Dollar General, Sam’s Wholesale Club, Alcone Marketing Group, Boscov’s, Brylane Home Wishes, Gordmans, Von Maur, Cracker Barrel
Sporting Goods Chains:	Sports Fan, MC Sports, Delaware North Companies, Academy, Football Fanatics, Scheels Sports, The Sports Authority, Global Sports Intl.
Corporate Accounts and College Book Stores:	Nebraska Book Company, Jayhawk Spirit, Husker Hounds, Love’s Country Stores, I U Athletic Outfitters
Food & Drug Chains:	Kroger’s
Motor Sports:	Dodge, Pontiac, Chevy, GMC, Ford, Chrysler, Plymouth, Jeep dealer networks, and Motorcycle Dealers, Gift Shops
E-Commerce:	General public via website distribution

GROWTH STRATEGY. The industries in which the Company competes are highly fragmented with no single company or group of companies holding a dominant market share. As a result, Management believes that there are significant growth opportunities available to the Company that include the following:

Expansion of the Company’s Licensed Imprinted Sportswear Business. In recent years, licensed imprinted sportswear has become very popular. Licensing agreements are available for branded products and services, amateur and professional sports teams, and many other promotional areas.  According to statistics from the International Licensing Industry Merchandisers’ Association, licensing royalty revenues from collegiate and sports licensed products accounted for 17% or $996 million of the $5.8 billion dollar revenues reported in 2004, which at this time is the most current data available.  These two types of licenses make up a large percentage of the Company’s sales base.  The Company is constantly working to expand its licensing program to gain an advantage in the competitive licensed imprint sportswear business.

E-Commerce. The Company has expanded its business to include e-commerce web sites through which some of the Company’s most popular licensed products are marketed. The Company has been successful in establishing itself as a premier supplier under various e-commerce web sites, currently the most significant of which are www.campustraditionsusa.com™; www.rpmsportswearusa.com™; and www.americanbiker.com™. A corporate website, www.nextinc.net, gives information to the general public about the Company.

Increased Marketing of the Company’s Proprietary Designs. The Company has developed several proprietary designs that Management believes will increase its penetration into existing customer base and broaden its product offering to new accounts. The proprietary designs cover a broad spectrum of themes such as: American Wildlife® (outdoor activities) , American Biker® (motorcycles), Cadre Athletic®  and Campus Traditions USA™  (college and athletics), among others.

Strategic Mergers and Acquisitions. In addition to organic growth, the Company also plans to grow through selective strategic mergers and acquisitions. Management believes that there are a number of quality merger candidates that will enable the Company to expand and diversify its presence in the marketplace. The Company’s key acquisition criteria include: proven historical success, diverse customer base, and companies that possess a reputation for quality in the marketplace.

INDUSTRY. The Company operates in two interrelated industries – the promotional products industry and the imprinted sportswear industry:

Promotional Products Industry. The promotional products industry is highly fragmented consisting mainly of smaller privately held companies with no dominant positions. It is also a niche industry that is comprised of thousands of companies that distribute products bearing designs, logos, names, or catchy phrases. Examples of the products distributed by the companies in the industry include: imprinted sportswear, key chains, coffee mugs, pens, golf balls, mouse pads, clocks, etc. It is estimated that 30% or just over $5 billion of all promotional products sold are imprinted sportswear (wearables) products, making imprinted sportswear, by far the number one selling product of all promotional products sold.

Imprinted Sportswear Industry. The imprinted sportswear industry is a niche industry that entails value added embellishment (embroidering or screen-printing) of promotional products. The items that are imprinted include: headwear, polo shirts, long-sleeve shirts, fleece wear, shorts, jackets, beach towels, souvenir blankets and t-shirts. The imprinted sportswear is sold primarily through traditional and specialty retailers ranging from large national and regional chains to sporting goods stores, casinos, golf and tennis pro shops, souvenir shops and sports stadiums.

Trends. A significant industry trend is the evolving requirement of customers to have suppliers provide enhanced value-added services to them. A primary attribute that customers are seeking is a company’s ability to be a “one-stop shop” for all product requirements. In effect, customers are now looking to their suppliers to provide enhanced value-added services: design and graphic capabilities, fulfillment and warehousing, company store planning and execution and on-line purchasing. The corporate sales market is comprised primarily of corporations that purchase imprinted sportswear bearing the corporation’s logo, name, or a theme.

SUPPLIERS. The Company sources a significant portion of its products with international suppliers. The majority of the products used by the Company are available from multiple sources. Alternative suppliers are currently available to the Company both domestically and internationally.  In 2005, key suppliers included DZ Trading, Inc., Gildan, and American Unitec, Inc.

EMPLOYEES. As of October 6, 2006, the Company had two hundred thirty-nine employees. We consider our relations with our employees to be satisfactory.

ACQUISITIONS AND REFINANCING. The Company has entered into amendments with National City Bank of Indiana to extend the maturity date of the Company’s credit facility during the year with the most recent amendment extending the maturity date to October 31, 2006.  Additional provisions of the amendments increased the interest rate to prime plus two points and reduced the maximum availability under the revolving line of credit from $9,500,000 to $6,500,000.  Pursuant to the amendments, National City waived the Company’s non-compliance with certain obligations and covenants of the credit facility.  Management is currently negotiating to refinance the current credit facility and believes the Company can complete the process in the near future.

Under the Company’s credit facility agreement with National City Bank, the Company may draw up to the sum of 80% of eligible accounts receivable, as defined in the credit facility agreement, and 60% of eligible raw materials and eligible finished goods inventory, as defined in the credit facility agreement. In addition, the credit facility agreement provides for monthly payments of interest at a nationally published prime rate plus 2% (8.25% was the published rate at October 6, 2006).  Accounts receivable, inventory, certain personal assets and personal guarantees of the Company’s Chief Financial Officer and one board member collateralize the borrowings under the credit facility.

On August 31, 2006, the Company entered into a new subordinated loan agreement with Next Investors, LLC for $500,000, to replace an agreement originally executed on July 20, 2005. The purpose of this loan was to provide working capital to be repaid out of future cash flows. The loan has an interest rate of prime plus .25% and maturity date of November 30, 2009. Next Investors, LLC principal partners are comprised of one officer and two directors of the Company.

On April 6, 2006, Next, Inc. (the “Company”) entered into a Subscription Agreement with the following investors:  DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., and Bluegrass Growth Fund, LP (the “Investors”), pursuant to which the Company issued to the Investors, as a group, $984,960 in principal amount of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase 849,103 shares of common stock of the Company (the “Common Stock”). The Notes require equal monthly payments (“the Monthly Amount”) of 8.33% of the initial principal amount of the Notes in cash at a five percent premium over the Monthly Amount or stock at a twenty-five percent discount below the Monthly Amount, calculated on the basis of the average closing price of the common stock over the five trading days prior to payment.  Payments are to be paid over a 12-month period starting 115 days after closing and the Notes are fully subordinated to the Company’s senior lenders. The Notes are convertible into a total of 1,698,207 shares of Common Stock at a conversion rate of $.58 in principal amount of the Notes per share. The warrants have a three-year term and an exercise price of $.68 per share of Common Stock.  In connection with these transactions, the Company has issued to JPC Capital Partners, Inc., as placement agent, warrants to purchase 152,838 shares of Common Stock on the same terms as the Warrants issued to the Investors.

On September 30, 2005, the Company refinanced the credit facility for its main plant in Wabash, Indiana at First Federal Savings Bank in the amount of $3,225,809, which paid off the original loan of $2,672,922 due in January 2006, the warehouse loan of $365,479, and an equipment loan of $155,469.  These balances include accrued interest.  Also included in the new loan were loan origination fees of $31,939.  The interest rate is 7% and the note matures on October 15, 2020.

Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated August 12, 2005, by and among S-2-S Acquisition Corporation (a wholly owned subsidiary of the Company), Sports-2-Schools, LLC,  and Buck Swindle Associates, Inc., the Company, through a subsidiary, acquired certain assets of Sports-2-Schools, LLC and the right to sell all items previously sold by the principals. Sports-2-Schools, LLC’s customers, distribution networks, and vendor number diversify, complement, and bolster the Company’s existing customer and distribution base. The Company expects that future sales and earnings will continue to grow. The Company, during fiscal 2005, fully integrated the operations of Sports-2-Schools, LLC into the operating facility located in Wabash, Indiana (see NOTE 15 of the Notes to Consolidated Financial Statements contained elsewhere in this document).   As consideration for the above described acquisition, the Company issued 50,000 shares of its common stock, with up to an additional $575,000 worth of shares of its common stock to be issued on a deferred basis if certain financial targets are achieved, and up to $600,000 in cash pursuant to an earn-out arrangement.  As additional consideration, the Company paid $50,000 to Buck Swindle Associates, Inc. and forgave $205,500 of accounts receivable indebtedness to the Company.  The Company also assumed $172,000 of debt of Sports-2-Schools, LLC which was paid off in October 2005.  The shares were issued to the shareholders of Sports-2-Schools, LLC, in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The transaction was negotiated with the shareholders, who were a small group of sophisticated investors knowledgeable about the Company.

On February 24, 2005, the Company entered into a new loan with First Federal Saving Bank of Wabash to purchase a 43,000 square foot warehouse for inventory utilization. The loan was for $365,000 and subsequently consolidated with the refinancing of main plant in Wabash on September 30, 2005. The purchase of the warehouse allowed the company to consolidate its inventory from two leased warehouses costing $11,500 per month.

On February 11, 2005, the Company entered into a new loan with First Federal Savings Bank of Wabash to purchase two screen print machines for $250,500 at 6.75% interest rate over a five year period with monthly payments of $4,895.

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, the Company issued to Bonanza 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company issued a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price must be equal to at least $2.10 for ten consecutive trading days to exercise purchase. The total offering price was $2,990,000 in cash.

On October 31, 2004, pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), by and among Choice Acquisition Corporation (a wholly owned subsidiary of the Company), Choice International, Inc. (“Choice”), Mark Scyphers and William Steele, the Company, through a subsidiary, acquired all of the assets of Choice and the right to sell all items previously sold by the principals. Choice’s customers, distribution networks, and purchasing channels, diversify, complement, and bolster the Company’s existing customer and distribution base (see NOTE 14 of the Notes to Consolidated Financial Statements contained elsewhere in this document).

On July 23, 2004, the Company entered into a new loan with First Federal Saving Bank for certain production equipment in the amount of $276,500 bearing interest at 6.5%. Principal and interest payments are made monthly and the loan matures November 2, 2009.

On April 8, 2004, the Company issued, pursuant to a Securities Purchase Agreement 1,750 shares of Series A Convertible Preferred Stock to GCA Strategic Investment Fund Limited. The Company received net proceeds of $1,471,498, from the Preferred Stock which was utilized for working capital and debt reduction. The Company has registered these shares but will not receive proceeds related to the sale of the common stock securities. The Company also issued a Preferred Stock Warrant to GCA to purchase 358,000 shares of common stock at $1.88, which expires April 8, 2009. The Company also received a commitment letter from Global Capital Advisors, LLC for an additional $1,250,000 under the same terms and conditions discussed above at the Company’s option for a one year period which expired on March 31, 2005.

On January 20, 2004, the Company entered into subordinated loan agreements with Next Investors, LLC for $400,000 and First Federal Savings Bank for $500,000. The purpose of these loans was to provide working capital to be repaid out of a future equity infusion. The loans had a 4% and 6% interest rate and maturity dates of January 20, 2006 and 2005 respectively. In April 2004 of 2004 the First Federal note of $500,000 was paid off out of the proceeds of the equity infusion by GCA Strategic Investement Fund Limited. The Next Investors Note of $400,000 was paid off as of May 31, 2005.

Future Acquisitions. The Company has an ongoing effort to engage in discussions with various potential acquisition targets and expects to grow through strategic acquisitions of complimentary businesses. Management believes that additional acquisitions by the Company will allow it to further diversify its customer and distribution base, lessen its current dependence on large customers, and enhance stockholder value. The Company is not presently a party to any definitive agreements with respect to any acquisitions and there can be no assurances that any acquisition will be accomplished in the near future or at all.

Business Developments in 2005.  On November 16, 2005, the Company announced that Robert M. Budd was taking over as the Company’s chief executive officer replacing William B. Hensley who announced his retirement. Mr. Budd spent the last six years as founding partner of TBA Management Services, a consulting firm specializing in the management advisory services.

On November 1, 2005, the Company announced that its American Biker brand has joined forces with a respected and award winning bike builder, Russell Marlowe, to promote the American Biker apparel brand. American Biker and Russell Marlowe will also co-design and market an exclusive Russell Marlowe line.

On October 14, 2005, the Company entered into a licensing agreement with Grits, Inc. for the license which is composed of a variety of trademarks such as: Girls Raised in The South.

On September 9, 2005, the Company entered into a licensing agreement with Legendary Sports for the Legendary Notre Dame Quarterbacks license which is comprised of 20 quarterbacks, a group consisting of some of the biggest names in college football history and covering the most memorable, successful era of Notre Dame Fighting Irish football.

DESCRIPTION OF PROPERTY

The Company’s executive office is located in leased office space in Chattanooga, Tennessee, under a lease for approximately 2,000 square feet that expires in 2007. The Company also leases approximately 3,000 square feet sales office in Noblesville, Indiana, under a lease, which expires in 2006, and an approximately 1,500 square feet sales office in Lexington, SC, under a lease that expires in 2007. The total lease cost for all three facilities is $5,350 per month. The Company purchased warehouse space in Wabash, Indiana in 2005 for a cost of $365,000 financed by First Federal Savings Bank of Wabash and renovated for inventory utilization. The purchase of this warehouse allowed the Company to consolidate its inventory from two leased warehouse facilities that cost $11,500 per month. The Company owns, subject to a mortgage, its principal manufacturing, distribution, administrative and design facility located in Wabash, Indiana (the “Operating Facility”). The Operating Facility is approximately 125,000 square feet and is in excellent condition. Management believes that its existing owned facilities are adequate to meet the Company’s needs for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 31, 2006, the Company entered into subordinated loan agreements with Next Investors, LLC for $500,000, to replace an agreement originally executed on July 20, 2005. Next Investors, LLC is comprised of members of management and members of the Company’s board of directors, those individuals being William B. Hensley, III, former Chief Executive Officer and current director, Charles L. Thompson, Chief Financial Officer, and Dan F. Cooke, director. The purpose of this loan was to provide working capital to be repaid out of future cash flows. The loan has an interest rate of prime plus one quarter point and maturity date of November 30, 2009.  Additionally, at November 30, 2005 the Company had a note receivable from Mr. Hensley in the amount of $510,000.  That note was subsequently satisfied in January 2006 by the return of 500,000 shares of the Company’s common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the high and low closing prices of the Company’s common stock for the periods indicated, as reported by published sources. The prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	Low	High
2006 Fiscal Year
Fourth Quarter (through October 6, 2006)	$ 0.40	$ 0.60
Third Quarter	$ 0.40	$ 0.62
Second Quarter	$ 0.43	$ 0.69
First Quarter	$ 0.58	$ 0.92
2005 Fiscal Year
First Quarter	$ 1.35	$ 1.67
Second Quarter	$ 1.05	$ 1.48
Third Quarter	$ 1.01	$ 1.30
Fourth Quarter	$ 0.85	$ 1.15
2004 Fiscal Year
First Quarter	$ 1.02	$ 1.55
Second Quarter	$ 1.20	$ 1.90
Third Quarter	$ 1.23	$ 1.60
Fourth Quarter	$ 1.30	$ 1.68

As of October 6, 2006, there were approximately 1,600 holders of record of our common stock.

The Company has never declared a cash dividend on its common stock and its Board of Directors does not anticipate that the Company will pay cash dividends in the foreseeable future.  The Company has a covenant in the loan agreement with its primary lender that stipulates it cannot pay dividends on common stock.  However, the Company was required to pay a 2% dividend on all Preferred stock outstanding; in 2004 $15,714 and in 2005, $3,554 was paid respectively.

On August 12, 2005, the Company issued 50,000 shares of common stock, with up to an additional $575,000 worth of shares to be issued on a deferred basis in connection with the acquisition of Sports-2-Schools, LLC.  The shares were issued to the shareholders of Sports-2-Schools, LLC, in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The transaction was negotiated with the shareholders, who were a small group of sophisticated investors knowledgeable about the Company.

On October 31, 2004, the Company issued 100,000 shares of common stock, with up to an additional 450,000 shares to be issued on a deferred basis pursuant to an earn-out and $200,000 in cash as consideration for the assets of Choice International, Inc. In 2005 the Company did not issue any shares associated with the initial earn-out arrangement. The shares were issued to the shareholders of Choice International, Inc. in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction was negotiated with the shareholders, who were a small group of sophisticated investors knowledgeable about the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth certain information concerning compensation paid or accrued to our executive officers, and highly compensated employees for services rendered to the Company during the fiscal years ended November 30, 2004 and 2005.  Robert Budd became CEO effective November 16, 2005.  His annual salary is $150,000; the table below reflects only the payments made in fiscal year 2005.  William B. Hensley III retired as Chief Executive Officer effective November 15, 2005.

	Annual Compensation				Long Term Compensation
				Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp ($) (1)	Restricted Stock Awards ($)	Securities Underlying Options/SARs	LTIP Payout ($)	All Other Comp. ($)
Robert Budd, President & CEO	2004 2005	— $ 6,250	— —	— —	— —	— 100,000	— —	— —
William B. Hensley III, CEO, President, COO	2004 2005	$ 90,000 $ 90,000	— —	$ 9,000 $ 9,000	— —	— —	— —	— —
Charles L. Thompson, EVP & CFO	2004 2005	$ 106,661 $ 108,333	— —	$ 12,000 $ 12,000	— —	— 337,500	— —	— —
David Gleason, EVP Operations	2004 2005	$ 110,000 $ 115,000	$ 2,500 —	$ 9,000 $ 9,000	— —	— 20,000	— —	— —
Stanley Howard, VP Sales	2004 2005	$ 100,000 $ 100,000	— —	$ 8,400 $ 8,400	— —	— —	— —	— —
Mark Scyphers, Choice Int’l Exec.	2004 2005	$ 9,167 $ 110,000	— —	$ 650 $ 7,800	— —	— —	— —	— —
Bill Steele, Choice Int’l Exec.	2004 2005	$ 9,167 $ 110,000	— —	$ 650 $ 7,800	— —	— —	— —	— —

(1)

Automobile allowance

Option/SAR Grants in 2005. The following table contains information concerning the grant of stock options to the named executive officers during the fiscal year ended November 30, 2005:

STOCK OPTION GRANTS IN FISCAL YEAR 2005

Individual Grants

Name	Number of Securities Underlying Options/SAR’s Granted (#)	% of Total Options/SAR’s Granted to Employees In Fiscal Year	Exercise or Base Price ($/share)	Expiration Date
Robert Budd	100,000	9.6%	$0.85	11/30/2015
Charles L. Thompson	50,000	4.8%	$1.50	12/17/2009
Charles L. Thompson	287,500	27.7%	$0.85	11/30/2015
Dan F. Cooke	287,500	27.7%	$0.85	11/30/2015

Compensation of Directors.  As compensation for their services as members of the Board of Directors, the Company issued two independent Board member options to purchase 20,000 shares of the Company’s common stock each, and the independent Board chairman options to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share in December of 2004. These options are exercisable in full and expire December 17, 2009. One new Board member, added in October of 2005, was granted options to purchase 287,500 shares of the Company’s common stock at an exercise price of $0.85 per share in November 30, 2005, which are exercisable in full and expires November 30, 2015.  The outside Directors are also paid a fee of $1,250 per quarter or $5,000 per year. Of the five directors of the Board, the Board has determined that four directors were independent under the requirements of Rule 10A-3 under the Exchange Act during 2005. The board member who was an executive of the Company until November 15, 2005 received no additional compensation in excess of his management remuneration but will be an independent member in 2006.

Employment Agreements. The Company entered into an employment agreement with Mr. William B. Hensley III effective as of December 1, 2003 and continuing for a period of three years. Thereafter, the term of the agreement will automatically renew for additional three-year periods. The agreement provides for an annual base salary of $120,000. Mr. Hensley is entitled to such bonus or incentive compensation and awards of stock options under the Company’s stock option plan as the Compensation Committee of the Board of Directors may determine Mr. Hensley is entitled to certain compensation upon the termination of his employment. Mr. Hensley is also entitled to certain compensation upon a change of control of the Company. The agreement requires Mr. Hensley to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities, which would compete with the Company during the term of the agreement. Mr. Hensley has voluntarily not taken his full contractual salary and the remaining amount is not a liability of the Company. By mutual agreement between Mr. Hensley and the Company, Mr. Hensley’s employment agreement was terminated effective as of November 15, 2005.

The Company entered into an employment agreement and non-competition agreement with Mr. Charles L. Thompson effective as of April 7, 2003 and continuing through January 3, 2006. The agreement provides for an annual base salary of $110,000 until January 4, 2004 and a base salary of $120,000 for the remainder of the term of the agreement. Mr. Thompson is entitled to receive such bonus or bonuses as may be awarded to him by the Board of Directors based upon certain subjective criteria as established from year to year. The Agreement requires Mr. Thompson to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement. Mr. Thompson has voluntarily not taken his full contractual salary and the remaining amount is not a liability of the Company. Mr. Thompson’s employment agreement expired January 4, 2006 and he remains an employee at will.

CAPITALIZATION

The table below sets forth our capitalization as of November 30, 2005.

You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus.

Short-term debt and current maturities	$ 746,176
Line of credit	6,526,961
Long-term debt, less current maturities	3,495,911

Total short- and long-term debt	$ 10,769,048

Common stock, $.001 par value; 100,000,000 shares authorized, 18,772,740 shares issued and outstanding	$ 18,773
Additional paid-in capital	7,685,962
Unearned compensation	(29,828)
Retained earnings	386,226

Total stockholders’ equity	$ 8,061,133

Total capitalization	$ 18,830,181

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this section together with our consolidated financial statements and related notes thereto included elsewhere in this report. In addition to the historical information contained herein, this report contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are not based on historical information but relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Certain statements contained in this Form 10-KSB, including, without limitation, statements containing the words “believe”, “anticipate, “estimate”, “expect”, “are of the opinion that” and words of similar import, constitute “forward-looking statements.” You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual growth and results could differ materially from those contained in the forward-looking statements due to a number of factors, which include, but are not limited to the following: the special risk factors set forth in Part I, Item 1 “Risk Factors” above, the risks and uncertainties set forth below; economic and business conditions specific to the promotional products and imprinted sportswear industry; competition and the pricing and mix of products offered by us and our competitors; style changes and product acceptance; relations with and performance of suppliers; our ability to control costs and expenses, carry out successful designs and effectively communicate with our customers and to penetrate their chosen distribution channels; access to capital; foreign currency risks; risks associated with our entry into new markets or distribution channels; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining satisfactory relationships with our banking partners; political and trade relations; the overall level of consumer spending; global economic conditions and additional threatened terrorist attacks and responses thereto, including war. There may be other factors not mentioned above or included elsewhere in this report that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable securities laws.

INTRODUCTION. As noted elsewhere in this report, the Company’s principal customers are large national and regional retailers. In order to maintain its relationship with these customers, enhance revenues from them and enable them to improve their revenues and margins, the Company must work closely with these customers to ensure they receive the Company’s products expeditiously and economically. The Company works diligently to maintain what Management calls “supply chain excellence” – a way for the Company to provide value added services to its customers.

In servicing its customers, the Company faces competition from numerous other providers of licensed promotional clothing. Many of these competitors are larger and better capitalized than the Company. Additionally, if the Company is to continue to grow its business by adding additional products and by making strategic acquisitions, it will require additional capital. Therefore, Management is continuously considering various suitable sources of equity in efforts to furnish the needed capital.

In assessing the Company’s performance, Management focuses on (a) increasing revenues primarily through enhancing its licensing programs and (b) protecting such revenues by diversifying its customer bases regionally and demographically. In order to enhance profitability, Management monitors and seeks to improve gross margins primarily by internal cost controls and through purchases of raw materials outside the United States at lower costs than available domestically. Management also strives to reduce fixed costs as a percentage of sales, improve inventory turnover and reduce receivables measured by day’s sales outstanding, all in an effort to improve profitability and cash flow.

Results of Operations

The following table sets forth certain items in the Company’s condensed consolidated statement of operations for the three and nine months ended August 31, 2005 and September 1, 2006. These statements should be read in conjunction with the audited financial statements of the Company as filed in the Form 10-KSB.

	Three Months Ended		Nine Months Ended
	August 31, 2005	September 1, 2006	August 31, 2005	September 1, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$8,449,548	$8,876,376	$17,863,143	$18,550,417
Cost of sales	6,266,076	6,271,344	12,985,251	12,908,490
Gross profit	2,183,472	2,605,032	4,877,892	5,641,927
Operating and other expenses:
General, and administrative expenses	700,707	661,676	1,968,230	1,993,350
Royalties, commissions, and selling expenses	888,008	1,045,081	1,775,096	2,208,674
Corporate expenses	244,247	259,420	692,380	764,329
Interest expenses	181,292	237,636	436,514	580,627
Other (income) expenses	5,593	53,249	(30,961)	106,750
Total operating and other expense	2,019,847	2,257,062	4,841,259	5,653,730
Income (Loss), before income taxes	163,625	347,970	36,633	(11,803)
Provision (Benefit) for income taxes	60,181	128,053	16,104	(2,982)
Net income (loss)	$103,444	$219,917	$20,529	$(8,821)

Net Sales

Total net sales increased 5.1% to $8,876,376 for the three months ended September 1, 2006, from $8,449,548 for the three months ended August 31, 2005. The Company has concentrated on its core sales product lines during 2006 (Collegiate, Automotive, Wildlife, and American Biker) which grew 9.1% for the three months ended September 1, 2006 from the three months ended August 31, 2005. This excludes private label and corporate/promotional products sales which were $315,904 for the three months ended August 31, 2005, which the Company has eliminated, and therefore had no sales in the three months ended September 1, 2006. Total net sales increased 3.8% to $18,550,417 for the nine months ended September 1, 2006 from $17,863,143 for the nine months ended August 31, 2005, however core sales grew 13.7% for the comparative nine month period. Management believes that future sales growth will continue primarily through the diversification and expansion of the Company’s customer base and its expanded product offerings.

Cost of Sales

Cost of sales was 70.6% or $6,271,344 for the three months ended September 1, 2006, compared to 74.1% or $6,266,076 for the three months ended August 31, 2005. Cost of sales relates to raw materials (garments) and production costs which were higher by $5,268 (.8%) for the three months ended September 1, 2006 compared to prior year relates to the increased volume of sales. However, cost of sales decreased by 3.5% in relation to sales for the three months ended September 1, 2006 compared to the same prior period. Cost of sales was 69.5 % for the nine months ended September 1, 2006 compared to 72.6% for the nine months ended August 31, 2005. The Company reduced labor cost associated with art, maintenance, and embroidery departments during the 9 months ended September 1, 2006. The areas associated with direct cost were re-organized for improved efficiencies.  Expenses included in cost of sales are primarily raw materials, labor, supplies, contract services, and the depreciation of both the Company’s principal manufacturing facility in Indiana and its equipment.

Gross Profit

Gross profit for the three months ended September 1, 2006, was $2,605,032 or 29.3% of net sales compared to $2,183,472 or 25.8% of net sales for the three months ended August 31, 2005.  Gross profit for the nine months ended September 1, 2006 was $5,641,927 or 30.4% of net sales compared to $4,877,892 or 27.3% of net sales. The increase in gross profit from 2005 relates to higher volume of licensed product sales, with better controls of production cost, and garment purchases. Management has done an extensive review of pricing models based on historical and future cost.  The Company has also sought out new, more cost effective suppliers for import orders that should yield higher profit margins for the remainder of 2006 as new orders are released.

Operating and Other Expenses

General and administrative expenses were $661,676 (7.4 % of sales) for the three months ended September 1, 2006, compared to 700,707 (8.2 % of sales) for the three months ended August 31, 2005. The primary decrease in cost related to shut down of the Noblesville and Columbia offices. General and administrative expenses were $1,993,350 (10.7% of sales) for the nine months ended September 1, 2006 compared to $1,968,230 (11.0% of sales) for the nine months ended August 31, 2005. The primary increase in expenses is related to reorganization expenses and freight cost. The Company terminated employees associated with sales, human resources, and accounting in the first and second quarters and absorbed the severance cost.

Royalty, commissions, and selling expenses were $1,045,081 (11.7 % of sales) for the three months ended September 1, 2006, compared to $888,008 (10.5% of sales) for the three months ended August 31, 2005. The increase in expense was primarily related to a higher volume of licensed products sales which comprised $112,874 of the increase associated with royalty expense. Royalty, commissions, and selling expenses were $2,208,674 (11.9% of sales) for the nine months ended September 1, 2006, compared to $1,775,096 (9.9% of sales) for the nine months ended August 31, 2005. The primary increase is related to a higher mix of licensed products in 2006 from 2005, as royalty expense was up by $324,531, the remaining increase is selling cost associated with higher volume of core sales.

Corporate expenses were $259,420 for the three months ended September 1, 2006, compared to $244,247 for the three months ended August 31, 2005. The increase in corporate expenses was for banking fees. Corporate expenses were $764,329 for the nine months ended September 1, 2006, compared to $692,380 for the nine months ended August 31, 2005. The increase in expense was in banking fees, wages, and professional fees.

Interest expense relates to the Company’s short and long-term debt. Interest expense was $237,636 for the three months ended September 1, 2006, compared to $181,292 for the three months ended August 31, 2005.  The increase in interest expense is related to higher interest rates than previous year and increased debt outstanding during the period. Interest expense was $580,627 for the nine months ended September 1, 2006 compared to $436,514 for the nine months ended August 31, 2005; the increase relates to higher interest rates and increased debt outstanding during the period.

Other expense was $53,249 for the three months ending September 1, 2006, as compared to $5,593 for the three months ended August 31, 2005. The increase in expense relates to $30,000 of fees for banking extensions from National City and $14,574 of warrant expense for subordinated debt. Other expense for the nine months ending September 1, 2006 was $106,750 compared to other income of $30,961. The primary expenses for the nine month periods relate to one time banking fee extensions of $30,000, amortization of warrants for subordinated debt of $24,294, write-off of fixed assets of $40,056 for the closure of the Noblesville and Columbia offices, and loss on sale of vehicles of $8,256. The Company has received incentive payments from Wabash County in prior years based on staffing levels, however due to staff reductions the Company has not accrued this benefit during 2006.

The provision for income taxes for the three months ended September 1, 2006, was $128,053, which is attributable to the Company’s quarterly operating profit adjusted by book and income tax recognition of temporary differences. The provision for income taxes for the three month period ended August 31, 2005, was $60,181, which related to the pre-tax income and recognition of book and tax temporary differences.  The benefit for income taxes for the nine months ended September 1, 2006 was $2,982, compared to the provision of $16,104 for the nine months ended August 31, 2005. The change between the periods relates to the operating loss adjusted by book and income tax recognition temporary differences.

Financial Position, Capital Resources, and Liquidity – September 1, 2006 and November 30, 2005

At September 1, 2006, working capital was $2,330,793 representing an increase of $109,194 from working capital at November 30, 2005 of $2,221,599.  The increase in working capital was primarily due to the increase in receivables from November 30, 2005, which is primarily related to sales in the month of August 2006. This was the highest sales month in the Company’s history.  The Company is subject to seasonality in its sales cycle due to the amount of college-licensed products. The seasonality of sales results in the majority of the Company’s revenues being generated in the third and fourth quarters.

Liquidity and Capital Resources

The Company has historically financed its operations through a combination of earnings and debt. The Company’s principal sources of debt financing are its revolving line of credit with National City Bank of Indiana and promissory notes issued by First Federal Savings Bank of Wabash. The credit facility has a maximum limit of $6,500,000 of which the Company has drawn $4,295,396 as of September 1, 2006. The credit facility matures on October 31, 2006.  Management is currently negotiating to refinance the current credit facility and believes the Company can complete the process in the near future.  The First Federal Savings Bank Promissory Notes consist primarily of one principal loan in the amount of $3,225,809 payable in monthly installments of $29,263 of principal and interest. The balance on this principal loan was $3,128,240 at September 1, 2006.

The Company’s principal use of cash is for operating activities and working capital. Cash provided by operations in the nine months ended September 1, 2006, was $2,172,620 as compared to $2,017,976 of cash used by operations for the nine months ended August 31, 2005. The increase in cash provided related primarily to a reduction in inventory, coupled with an increase in accounts payable and accrued expenses.

Cash used for investing activities was $210,573 for the nine months ended September 1, 2006, compared to $1,525,638 for the nine months ended August 31, 2005. The Company’s investing activities during the period ending September 1, 2006 were for various intangible assets in the amount of $167,680, with minimal capital equipment purchases of $47,593. In the nine months ended August 31, 2005 the Company had large capital expenditures primarily for the purchase and renovation of a warehouse, and production equipment for a total of $1,018,658.

Net cash used in financing activities was $1,702,457 for the nine months ended September 1, 2006, compared to $3,345,529 of cash provided by financing activities for the nine months ended August 31, 2005. The proceeds of common stock issued on January 24, 2005 was $2,691,000, and  the net proceeds from the warehouse and equipment loans were $520,153, which were the primary items that provided cash from financings in nine months period ended August 31, 2005. For the nine months ended September 1, 2006 the primary use of funds in financings resulted from the Company’s reduction in borrowings from the revolving line of credit by $2,231,565, offset by receipt of $912,000 in proceeds from a Subscription Agreement for Convertible Notes and Warrants from a group of investors that closed on April 6, 2006.

The Company has entered into amendments with National City Bank of Indiana to extend the maturity date of the Company’s credit facility during the year with the most recent amendment extending the maturity date to October 31, 2006.  Additional provisions of the amendments increased the interest rate to prime plus two points and reduced the maximum availability under the revolving line of credit from $9,500,000 to $6,500,000.  Pursuant to the amendments, National City waived the Company’s non-compliance with certain obligations and covenants of the credit facility.

Under the Company’s credit facility agreement with National City Bank, the Company may draw up to the sum of 80% of eligible accounts receivable, as defined in the credit facility agreement, and 60% of eligible raw materials and eligible finished goods inventory, as defined in the credit facility agreement. In addition, the credit facility agreement provides for monthly payments of interest at a nationally published prime rate plus 2% (8.25% was the published rate at September 1, 2006).  Accounts receivable, inventory, certain personal assets and personal guarantees of the Company’s Chief Financial Officer and one board member collateralize the borrowings under the credit facility.

On April 6, 2006, the Company entered into a Subscription Agreement for Convertible Notes and Warrants  with the following investors: DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., and Bluegrass Growth Fund, LP (collectively, the “Investors”), pursuant to which the Company issued to the Investors, as a group, $984,960 in principal amount of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase 849,103 shares of common stock of the Company (the “Common Stock”). The Notes require equal monthly payments of cash or stock in the amount of $86,184 over a 12-month period starting 115 days after closing and are fully subordinated to the Company’s senior lenders. The Notes are convertible into a total of 1,698,207 shares of Common Stock at a conversion rate of $.58 in principal amount of the Notes per share. The warrants have a three-year term and an exercise price of $.68 per share of Common Stock. The Company has filed a registration statement with the Securities and Exchange Commission for the offer and sale by the Investors of the Common Stock underlying both the Notes and Warrants.  In connection with these transactions, the Company issued to JPC Capital Partners, Inc., as placement agent, warrants to purchase 152,838 shares of Common Stock on the same terms as the Warrants issued to the Investors.

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca” and collectively with Bonanza and Mid South, the “Purchasers”), and raised $2,990,000 in a private placement. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, the Company issued Bonanza 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares of common stock, issued to MidSouth 250,000 shares and a warrant to purchase 125,000 shares of common stock, and issued to Itasca 50,000 shares and a warrant to purchase 25,000 shares of common stock. The shares of common stock were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company has issued a warrant to purchase 115,000 shares of common stock to Dougherty & Company, LLC Investment Bankers for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price of the Company’s common stock must be equal to at least $2.10 for ten consecutive trading days to exercise a purchase. The total offering price was $2,990,000 in cash, less fees of $299,000, for a net cash infusion of $2,691,000.

For the fiscal years ended November 30, 2004 and November 30, 2005

RESULTS OF OPERATIONS. The following table sets forth certain items in the Company’s consolidated statement of operations for the years ended November 30, 2004, and 2005, respectively. The results of operations for 2005 include the revenues of S-2-S Acquisition Corporation of $223,764 from August 12, 2005, the date of its acquisition.  The results of operations for 2004 include the revenues of Choice International of $103,296 from October 31, 2004, the date of its acquisition. These statements should be read in conjunction with the audited financial statements of the Company contained elsewhere in this prospectus.

	November 30,
	2004	2005
Net sales	$ 21,518,753	$ 26,677,155
Cost of sales	14,892,346	19,974,842
Inventory write off	—	703,948
Gross profit	6,626,407	5,998,365
Operating and other expenses:
General and administrative expense	2,241,108	2,762,502
Royalty and commission expense	2,680,462	2,763,434
Corporate expense	1,026,774	973,880
Interest expense	493,588	645,891
Other (income) expense	601,350	(21,250)
Total operating and other expense	7,043,282	7,124,457
Loss before income taxes	(416,875)	(1,126,092)
Benefit for income taxes	136,085	445,372
Net loss	$ (280,790)	$ (680,720)

NET SALES.  Net sales increased 24.0% to $26,677,155 for 2005 from $21,518,753 for 2004.  The growth in sales is primarily attributable to increased sales volume from existing customers and new customers resulting in a net increase of $4,934,638, of which $1,455,005 related to the private label business. S2S generated $223,764 of sales in 2005 that were not in 2004.

COST OF SALES. Cost of sales was $19,974,842 or 74.9% of the Company’s net sales for 2005 compared to $14,892,346 or 69.2% for 2004. The increase in cost in 2005 related to higher domestic purchasing cost due to the Chinese embargo which was in effect for the majority of the year, lower margin business related to a major retailer, and the private label business.

The Company had a one-time write off of selected inventory items based on utilization, and design for the upcoming lines in 2006; the amount was $703,948. During the fourth quarter at the direction of the new CEO, the Company changed it focus to narrow product lines related to its strategic licensing channels.  The Company also changed its policy on sample inventory and distribution, which amounted to $361,702 or 51% of the write off. In prior periods samples were distributed to outside sales representatives which did not lend itself to good internal controls.  The Company has now started charging all sales representatives for samples so these inventory items will have better internal control in the future.  The Company expects to lower its inventory base and run more efficiently as a result of these initiatives.

OPERATING AND OTHER EXPENSES. General and administrative expenses were $2,762,502 (10.4% of net sales) for 2005 compared to $2,241,108 (10.4% of net sales) for 2004. General and administrative expenses increased by $521,394 in 2005 over 2004. The increase was primarily related to cost added as a result of the Choice International operating entity, or $466,247 in 2005, as compared to $26,488 in 2004.

Royalty fees associated with licensing agreements was $1,938,473 or 7.3% of sales in 2005 and $1,614,481 or 7.5% of sales in 2004. The increase in fees is the result of the increased volume of sales of licensed products in 2005, which is the Company’s primary sales and marketing focus.  Commission expenses were $824,961 or 3.1% of sales in 2005, and $1,065,981 or 4.9% in 2004, which decreased due to reductions in payments related to lower gross profit margins to external sales personnel, who are commission based.

Corporate expense consists of full-time personnel, legal services, accounting fees, and investment professionals. While these services have resulted in significant costs, the Company believes that such costs are necessary for the Company to implement its strategic plan of future growth and diversification. Fiscal year 2005 expenses were $973,880 however expenses for 2004 were $1,026,774, for a decrease of $52,894 or 5.1% primarily related to professional and banking fees.

Interest expense relates to the Company’s short and long-term debt. Interest expense was $645,891 for 2005, compared to $493,588 for 2004. The primary reasons for the increase in interest expense were: new debt associated with purchase of a warehouse and screen print equipment, and higher interest rate on the average borrowings of the revolving credit facility.

Other income of $21,250 in 2005 relates to a payment of Wabash County incentive agreement of $50,000, net of $28,750 of amortization cost. Other expenses in 2004 include an unusual one-time write off of $640,000, offset by $38,650 of other income. The components of the unusual item relate to $501,000 of fees and expenses associated with the Company’s former bank, LaSalle Business Credit, LLC that was terminated on April 15, 2004. It also includes $139,000 of one-time legal fees related to a complaint that was dismissed on May 10, 2004.

PROVISION FOR INCOME TAXES. The Company recognized a tax benefit of $445,372 in 2005, which is attributable to the recognition of deferred tax assets arising from the Company’s year-to-date net operating loss adjusted by book and income tax recognition of temporary differences. In 2004, the Company recognized a tax benefit of $136,085.

FINANCIAL POSITION, CAPITAL RESOURCES, AND LIQUIDITY. At November 30, 2005, working capital was $2,221,599, representing a decrease of $7,379,080 from working capital at November 30, 2004, of $9,600,679. This decrease in working capital was due to the reclassification of the National City line of credit from long term in 2004 to short term in 2005 which comprises $6,907,787 of the decrease the remainder relates to inventory reduction.

Liquidity and Capital Resources. The Company has historically financed its operations through a combination of earnings and debt. The Company’s principal sources of debt financing are its revolving line of credit with National City Bank and promissory notes issued by First Federal Savings Bank. The First Federal Savings Bank Promissory Notes consist primarily of one principal loan in the amount of $3,225,399 payable in monthly installments of $29,263 of principal and interest with maturity on October 15, 2020.

On April 15, 2004, the Company renegotiated its working capital facility with National City Bank to replace LaSalle Business Credit with an $8,000,000 credit facility.  The Company reduced its interest, fees, and extended the term to April 1, 2006. At November 30, 2005, $6,526,961 of the credit facility had been drawn upon. The Company amended the credit facility on May 26, 2005 to increase the line to $9,000,000 and extended the maturity date to April 1, 2007. The Company has entered into additional amendments with National City Bank of Indiana to change the maturity date of the Company’s credit facility during the current fiscal year with the most recent amendment extending the maturity date to October 31, 2006.  Additional provisions of the amendments increased the interest rate to prime plus two points and reduced the maximum availability under the revolving line of credit from $9,500,000 to $6,500,000.  Pursuant to the amendments, National City waived the Company’s non-compliance with certain obligations and covenants of the credit facility.  Management is currently negotiating to refinance the current credit facility and believes the Company can complete the process in the near future.

Under the Company’s credit facility agreement with National City Bank, the Company may draw up to the sum of 80% of eligible accounts receivable, as defined in the credit facility agreement, and 60% of eligible raw materials and eligible finished goods inventory, as defined in the credit facility agreement. In addition, the credit facility agreement provides for monthly payments of interest at a nationally published prime rate plus 2% (8.25% was the published rate at October 6, 2006).  Accounts receivable, inventory, certain personal assets and personal guarantees of the Company’s Chief Financial Officer and one board member collateralize the borrowings under the credit facility.

On January 20, 2004, the Company entered into subordinated loan agreements with Next Investors, LLC for $400,000 and First Federal Savings Bank for $500,000. The purpose of these loans was to provide working capital to be re-paid out of future equity transactions. The loans have a 4% and 6% interest rate and maturity dates of January 2006 and 2005 respectively. On April 8, 2004 the note to First Federal was paid from proceeds of the equity infusion from GCA Strategic Investment Fund.  The debt to Next Investors was paid in two installments in March and April of 2005 out of company cash flows.

On April 8, 2004, the Company issued, pursuant to a Securities Purchase Agreement 1,750 shares of Series A Convertible Preferred Stock to GCA Strategic Investment Fund Limited. The Company received net proceeds of $1,471,498, from the Preferred Stock which was utilized for working capital and debt reduction. The Company has registered these shares but will not receive proceeds related to the sale of the common stock securities. The Company also issued a Preferred Stock Warrant to purchase 358,000 shares of common stock at $1.88, which expires April 8, 2009. The Company also received a commitment letter from Global Capital Advisors, LLC for an additional $1,250,000 under the same terms and conditions discussed above at the Company’s option for a one year period which expired on March 31, 2005.

On July 19, 2004 the Company entered into a note with First Federal for certain production equipment in the amount of $276,500 with an interest rate of 6.5% which matures November 2, 2009. The monthly principal and interest payment is $5,421.

                  On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, Next issued to Bonanza, 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company will issue a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price must be equal to at least $2.10 for ten consecutive trading days to exercise purchase. The total offering price was $2,990,000 in cash.

Seasonality of sales affects the company’s liquidity and profitability as the majority of sales are booked in the third and fourth quarters of the fiscal year. In 2005 and 2004, approximately 64.7% and 64.1% respectively, represent the combined third and fourth quarter sales as a percentage of total sales. This trend is in large part due to the college licensed products lines which are sold to major retail customers that occur in these periods.

The Company’s principal use of cash is for operating expenses, interest and principal payments on its long-term debt, working capital and capital expenditures. Cash used in operations for 2005 was $1,045,763 as compared to $2,544,114 for 2004. The decrease in cash used resulted primarily from the reduction in inventory.

Cash used for investing activities was $1,663,170 for 2005, compared to $862,170 for 2004. The Company’s investing activities during these periods was primarily the purchase of new equipment and a new warehouse, acquisition costs, and expenses related to intangible assets.

Net cash provided by financing activities was $2,549,318 for 2005, compared to $3,122,070 for 2004. The decrease of $572,752 was primarily related to reduction of revolving credit facility, net of cash received for issuance of stock from investment transactions.

The following table represents the contractual commitments of the Company as of November 30, 2005:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	4 - 5 years	After 5 years
Revolving Credit Facility	$6,526,961	$6,526,961	$ —	$ —	$ —
Long-Term Debt	4,237,219	741,308	799,698	381,012	2,315,201
Capital Lease Obligations	4,868	4,868	—	—	—
Operating Leases	76,856	62,078	14,778	—	—
Total Contractual Cash Obligations	$10,845,904	$ 7,335,215	$814,476	$381,012	$ 2,315,201

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, AND NEW PRONOUNCEMENTS. Our significant accounting policies are described in NOTE 2 - Basis of Presentation and Summary of Significant Accounting Policies of the Notes to our financial statements. Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate the estimates that we have made. These estimates have been based upon historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Allowance for Doubtful Accounts and Returns. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which is included in bad debt expense. Management determines the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories. Inventories, which are predominantly blank garments or finished goods, are valued at the lower of cost or market, with cost determined using the first-in, first-out method. A detailed analysis of inventory is performed on a periodic basis throughout the year. If actual market conditions are less favorable than those projected by management, additional write-downs may be required.

Impairment of Long-Lived Assets. The Company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Unforeseen events, changes in circumstances, market conditions, and changes in estimates of future cash flows could negatively affect the fair value of the Company’s assets and result in an impairment charge. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenues performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

Income Taxes.  The Company recognizes deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company considers the need to record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. We consider tax loss carrybacks, reversal of deferred tax liabilities, tax planning and estimates of future taxable income in assessing the need for a valuation allowance. As of November 30, 2005, the Company has determined that a valuation allowance is not necessary.

Intangible Assets Valuation. SFAS No. 142, “Goodwill and Other Intangible Assets” became effective for the Company during 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles such as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. In assessing the recoverability of our investments in CMJ, Lil’ Fan, Choice, S2S, and other intangible assets and goodwill, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the asset. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for such assets not previously recorded.

Other Pronouncements. On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation.  Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows.  The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123.  However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.  The Company adopted Statement 123(R) at the beginning of its quarter ending March 3, 2006.

Part I – FINANCIAL INFORMATION

Item 1.

Financial Statements

NEXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

September 1, 2006
(unaudited)
Assets

Current assets:
Cash	$412,191
Accounts receivable, net	6,125,580
Notes receivable	37,662
Inventories	5,182,526
Prepaid expenses and other current assets	571,934
Deferred taxes, current	300,000
Total current assets	12,629,893
Property, plant and equipment, net	2,656,090
Goodwill	4,369,825
Notes receivable	41,710
Deferred taxes	303,842
Other assets, net	1,555,043
Total Assets	$21,556,403

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,759,588
Accrued expenses and other current liabilities	2,029,249
Short-term debt and current maturities	1,114,867
Loan from stockholders	100,000
Line of credit	4,295,396
Total current liabilities	10,299,100
Long-term debt, less current maturities	3,301,294
Loan from stockholders	400,000
Total liabilities	14,000,394
Commitments and contingencies	–
Stockholders’ equity	7,556,009
Total Liabilities and Stockholders’ Equity	$21,556,403

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

NEXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	August 31, 2005	September 1, 2006
	(unaudited)	(unaudited)
Net sales	$8,449,548	$8,876,376
Cost of sales	6,266,076	6,271,344
Gross profit	2,183,472	2,605,032

General, administrative, and selling expenses	1,832,962	1,966,177
Operating income	350,510	638,855

Interest	(181,292)	(237,636)
Other expense	(5,593)	(53,249)
Income before income taxes	163,625	347,970

Provision for income taxes	60,181	128,053
Net income	$103,444	$219,917
Net income per share, basic and diluted	$.01	$.01
Weighted average shares outstanding, basic	18,734,853	18,371,751
Weighted average shares outstanding, diluted	19,006,311	18,496,534
	Nine Months Ended
	August 31, 2005	September 1, 2006
	(unaudited)	(unaudited)
Net sales	$17,863,143	$18,550,417
Cost of sales	12,985,251	12,908,490
Gross profit	4,877,892	5,641,927

General, administrative, and selling expenses	4,435,706	4,966,353
Operating income	442,186	675,574

Interest	(436,514)	(580,627)
Other income (expense)	30,961	(106,750)
Income (Loss) before income taxes	36,633	(11,803)

Provision (Benefit) for income taxes	16,104	(2,982)
Net income (loss)	$20,529	$(8,821)
Net income (loss) per share, basic and diluted	$–	$–
Weighted average shares outstanding, basic	18,177,618	18,396,846
Weighted average shares outstanding, diluted	18,519,794	18,396,846

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

 NEXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 31, 2005	September 1, 2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$20,529	$(8,821)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	488,368	586,396
Noncash compensation	4,854	1,517
Noncash fees	33,500	11,368
Loss on sale of asset	–	48,310
Provision (benefit) for bad debt expense	57,768	(13,922)
Provision (benefit) for deferred taxes	16,104	(2,982)
Changes in operating assets and liabilities:
Accounts receivable	(410,997)	(887,811)
Notes receivable	–	29,765
Inventories	(1,702,225)	677,857
Prepaid expenses	(41,547)	(152,143)
Other assets	(81,361)	25,914
Accounts payable	(710,554)	935,346
Accrued expenses and other liabilities	307,585	921,826
Total adjustments	(2,038,505)	2,181,441
Net cash provided by (used in) operating activities	(2,017,976)	2,172,620

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,018,658)	(47,593)
Cash received from proceeds on sale of asset	–	4,700
Cash paid for acquisition costs	(355,513)	–
Cash paid for intangible assets	(151,467)	(167,680)
Net cash used in investing activities	(1,525,638)	(210,573)

Cash flows from financing activities:
Revolving credit facility, net	198,464	(2,231,565)
Proceeds from loans and notes payable	1,115,501	912,000
Repayments of long terms debt, loans and notes payable	(595,348)	(360,134)
Fees paid for investment transaction	(64,738)	(28,008)
Issuance of common stock for investment transaction	2,691,000	–
Issuance of preferred stock, net……………………………..	650	–
Issuance of common stock for stock options………………	–	5,250
Net cash provided by (used in) financing activities	3,345,529	(1,702,457)

Net increase (decrease) in cash	(198,085)	259,590
Cash, beginning of period	312,216	152,601
Cash, end of period	$114,131	$412,191

Supplemental Information:
Cash paid during the period for interest	$447,662	$565,223

Non-Cash Investing and Financing Activities:
Equity securities retired in payment of note receivable	$–	$510,000
Equity securities retired to reduce vendor obligation	$(256,710)	$23,570
Equity securities issued to acquire customer list	$228,250	$–
Equity securities retired for purchase of note	$(122,400)	$–

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

NEXT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.

Organization and Operations of Company

Next, Inc. (the “Company”) is the parent company of six wholly owned subsidiaries: (i) Next Marketing, Inc.  (“Next Marketing”), (ii) Blue Sky Graphics, Inc. (“Blue Sky”), (iii) CMJ Ventures, Inc. (“CMJ”), (iv) Lil’ Fan, Inc. (“Lil’ Fan”) , (v) Choice International, Inc. (“Choice”), and (vi) S-2-S Acquisition Corporation (“S-2-S”).  The Company is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.

2.

Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements contained herein have been prepared in accordance with generally accepted accounting principles for interim financial statements, the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, these financial statements do not include all the information and footnotes required by generally accepted accounting principles for annual financial statements. In addition, certain comparative figures presented have been reclassified to conform the prior year’s data to the Company’s current financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to fairly present the financial position of the Company at September 1, 2006, and its results of operations and cash flows for the three and nine months ended August 31, 2005 and September 1, 2006.  Operating results for the three and nine months ended September 1, 2006, are not necessarily indicative of the results that may be expected for the fiscal year ending December 1, 2006.

The Company determined on February 28, 2006 to change its fiscal year from a calendar year ending November 30, to a 52-53 week period ending on the Friday closest to November 30, and to use a 4-4-5 week basis for quarterly reporting. The Company’s first quarter in 2006 covered the transition period for this change therefore falling on March 3, 2006. Fiscal year end results on Form 10-KSB will end on December 1, 2006 therefore causing a 366 day period for fiscal year ending 2006. The Company does not believe this will materially change the operating results, however it will help the flow of monthly reporting as cut-offs are planned on Fridays for inventory counts.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Customer Base and Credit Concentration

The Company has developed a large, diverse, and distinguished customer base of traditional retailers that include national as well as large regional chains, specialty retailers, corporate accounts, college bookstores, motor sports, souvenir and gift shops, and golf shops. This expansion has been achieved through the acquisition of CMJ, Lil’ Fan, Choice, S-2-S, and their respective customer bases, the introduction of additional major product lines and distribution channels, such as the Motor Sports Division, which sells to a national auto dealer market consisting of approximately 9,000 potential customers, as well as expansion of its traditional national retail merchant customer base. In the three and nine months ended September 1, 2006, sales to the Company’s top four customers accounted for 82% and 75%, respectively, of total sales.  The Company’s management believes that the Company’s credit risk exposure is limited based on current information available with respect to the financial strength of its customers and previously recorded reserves. Such estimates could change in the future.

The Company is subject to seasonality in its sales cycle due to the amount of college-licensed products. The seasonality of sales results in the majority of the Company’s revenues being generated in the third and fourth quarters.

New Pronouncements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements,” (FAS No. 157). FAS No. 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Accordingly, FAS No. 157 does not require any new fair value measurements, but will change current practice for some entities. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will apply this standard prospectively.

In September 2006, the U.S. Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (SAB No. 108) which provides interpretive guidance on the SEC’s views regarding the process of quantifying materiality of financial statement misstatements. SAB No. 108 is effective for years ending after November 15, 2006, with early application for the first interim period ending after November 15, 2006. The Company does not believe that the application of SAB No. 108 will have a material effect on the Company’s results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). Among other things, SFAS No. 155 allows financial statement preparers to elect fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement also eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets. SFAS No. 155 is effective for all financial instruments acquired or issued by the Company after fiscal year 2008, beginning July 1, 2007. The Company does not believe that adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In June 2006, the FASB published Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (Interpretation No. 48). This interpretation requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. Interpretation No. 48 also provides guidance on derecognition, classification, accounting in interim periods, and disclosure requirements for tax contingencies. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact that Interpretation No. 48 will have on the Company’s results of operations and financial position.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4.”  This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage.  This statement also requires the allocation of fixed production overhead costs be based on normal production capacity.  The provisions of SFAS No. 151 are effective for inventory costs incurred during the fiscal years beginning after June 15, 2005.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation.  Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows.  The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123.  However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.  The Company adopted Statement 123(R) at the beginning of its quarter ending March 3, 2006.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), which replaces Accounting Principles Board (“APB”) No. 20 “Accounting Changes”, and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”.  SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle.  The statement applies to all voluntary changes in accounting principle as well as changes required by an accounting pronouncement.  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable to determine the period-specific effects or the cumulative effect of the change.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2004.  The adoption of SFAS No. 154 did not have a material impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an Interpretation of FASB Statement No. 143: (FIN 47), which clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”.  A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  Under FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligations if the fair value of the liability can be reasonably estimated.  Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists.  FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value.  The provisions of FIN 47 are effective for fiscal years ending after December 15, 2005.  The adoption of FIN 47 is not expected to have a material impact on the Company’s consolidated financial statements.

3.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or net realizable value. Inventories as of September 1, 2006, consisted of the following:

Raw materials	$3,545,672
Finished goods	1,636,854
$5,182,526

4.

Deferred and Income Taxes

Income taxes have been computed in accordance with SFAS No. 109, “Accounting for Income Taxes.”  This standard requires, among other things, recognition of future tax expenses or benefits, measured using enacted tax rates, attributable to taxable or deductible temporary differences between financial statements and income tax reporting bases of assets and liabilities.

The ultimate realization of deferred tax assets is dependent upon the attainment of forecasted results of operations. Management has taken these and other factors into consideration in recording the deferred tax estimate. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 1, 2006, are as follows:

Assets: Accounts receivable allowance	$14,533
Net operating loss carryforwards	951,581
Total deferred tax assets	$966,114
Liabilities:
Property, plant and equipment	$274,430
Goodwill and other intangibles	87,842
Total deferred tax liabilities	$362,272

Deferred taxes, net	$603,842
Current	$300,000
Noncurrent	$303,842

5.

Short-Term and Long-Term Debt

Short-term and long-term debt at September 1, 2006 consisted of the following:

	Short Term	Long Term
Revolving credit facility	$4,295,396	$–
Notes payable	1,214,867	3,701,294
Total	$5,510,263	$3,701,294

Various assets collateralize all of the Company’s debt and certain amounts are guaranteed by its principal stockholders.

The Company has entered into amendments with National City Bank of Indiana to extend the maturity date of the Company’s credit facility during the year with the most recent amendment extending the maturity date to October 31, 2006.  Additional provisions of the amendments increased the interest rate to prime plus two points and reduced the maximum availability under the revolving line of credit from $9,500,000 to $6,500,000.  Pursuant to the amendments, National City waived the Company’s non-compliance with certain obligations and covenants of the credit facility.  Management is currently negotiating to refinance the current credit facility and believes the Company can complete the process in the near future.

Under the Company’s credit facility agreement with National City Bank, the Company may draw up to the sum of 80% of eligible accounts receivable, as defined in the credit facility agreement, and 60% of eligible raw materials and eligible finished goods inventory, as defined in the credit facility agreement. In addition, the credit facility agreement provides for monthly payments of interest at a nationally published prime rate plus 2% (8.25% was the published rate at September 1, 2006).  Accounts receivable, inventory, certain personal assets and personal guarantees of the Company’s Chief Financial Officer and one board member collateralize the borrowings under the credit facility.

On August 31, 2006, the Company entered into a new subordinated loan agreement with Next Investors, LLC for $500,000, to replace an agreement originally executed on July 20, 2005. The purpose of this loan was to provide working capital to be repaid out of future cash flows. The loan has an interest rate of prime plus .25% and maturity date of November 30, 2009. Next Investors, LLC principal partners are comprised of one officer and two directors of the Company. As of September 1, 2006, interest expensed and accrued for this loan totaled $9,479 and $28,646, respectively, for the three and nine months then ended.

On April 6, 2006, the Company entered into a Subscription Agreement for Convertible Notes and Warrants  with the following investors: DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., and Bluegrass Growth Fund, LP (collectively, the “Investors”), pursuant to which the Company issued to the Investors, as a group, $984,960 in principal amount of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase 849,103 shares of common stock of the Company (the “Common Stock”). The Notes require equal monthly payments of cash or stock in the amount of $86,184 over a 12-month period starting 115 days after closing and will be fully subordinated to the Company’s senior lenders. The Notes are convertible into a total of 1,698,207 shares of Common Stock at a conversion rate of $.58 in principal amount of the Notes per share. The warrants have a three-year term and an exercise price of $.68 per share of Common Stock. The Company has filed a registration statement with the Securities and Exchange Commission for the offer and sale by the Investors of the Common Stock underlying both the Notes and Warrants.  In connection with these transactions, the Company issued to JPC Capital Partners, Inc., as placement agent, warrants to purchase 152,838 shares of Common Stock on the same terms as the Warrants issued to the Investors.

On September 30, 2005, the Company refinanced its credit facility for its main plant in Wabash, Indiana at First Federal Savings Bank of Wabash in the amount of $3,225,809, which paid off the original loan of $2,672,922 due in January 2006, the warehouse loan of $365,479, and an equipment loan of $155,469. These balances include accrued interest on the respective indebtedness. Also included in the refinancing were loan origination fees of $31,939. The new loan requires monthly principal and interest payments of $29,263, over a 5 year term at 7.0% interest.

On February 24, 2005, the Company entered into a credit agreement with First Federal Savings Bank of Wabash to finance the purchase of a warehouse in the amount of $365,000.  This loan was subsequently consolidated with the refinancing of the main plant in Wabash on September 30, 2005.  The Company has renovated and consolidated all offsite inventories into this building which has reduced rental cost by $11,500 per month.

On February 11, 2005, the Company entered into a credit agreement for $250,500 with First Federal Savings Bank of Wabash for certain production equipment purchased in 2005. The Company is required to make principal and interest payments of $4,895 per month at an interest rate of 6.75%.  The maturity date is June 24, 2010.

6.

Stockholders’ Equity

Stockholders’ equity was comprised of the following:

At September 1, 2006
(unaudited)
Common stock, $.001 par value; 100,000,000 shares authorized, 18,382,740 shares issued and outstanding	$18,383
Additional paid-in capital	7,188,532
Retained earnings	377,405
Unearned compensation	(28,311)
Total stockholders’ equity	$7,556,009

At November 30, 2004, 1,000,000 shares were reserved for issuance under the Next, Inc. 2002 Stock Option Plan, in addition to the 1,000,000 previously reserved under the same plan.  In 2004, the Company issued 286,500 employee options, 94,000 of which have been cancelled or forfeited, at $1.07 which have a five year expiration from the vesting date and are subject to forfeiture should the grantee fail to be employed by the Company on the vesting date. The options granted in 2004 were all issued at market value and as such no expense was recorded.  In 2005, the Company issued 1,037,500 employee options, with 237,500 issued at $1.50 (60,500 of which have been cancelled or forfeited, with a five year expiration from the vesting date) and 800,000 issued at $0.85 (with a ten year expiration from the grant date).  All options granted in 2005 were vested by the Board of Directors as of November 30, 2005.  The options issued in 2005 were all issued at market value and as such no expense was recorded.

On January 12, 2006, the Company’s former Chief Executive Officer, William B. Hensley, III, returned 500,000 shares of Next, Inc. common stock to satisfy a promissory note executed for $510,000 to purchase certain inventory items. These shares were cancelled and taken out of circulation. The transaction was valued at the market price of the stock on November 17, 2005, which was the date the shares were committed to be returned to the Company and validated by the execution of the Promissory Note.

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca” and collectively with Bonanza and MidSouth, the “Purchasers”) and raised $2,990,000 in a private placement. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, the Company issued Bonanza 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, issued to MidSouth 250,000 shares and a warrant to purchase 125,000 shares, and issued to Itasca 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company has issued a warrant to purchase 115,000 shares of common stock to Dougherty & Company, LLC Investment Bankers for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price of the Company’s common stock must be equal to at least $2.10 for ten consecutive trading days to exercise a purchase. The total offering price was $2,990,000 in cash, less fees of $299,000, for a net cash infusion of $2,691,000.

On January 21, 2005, The William B. and Cindy S. Hensley Family Limited Partnership (the “Partnership”) cancelled 80,000 shares of common stock and returned these shares to the Company for the purchase of a note issued to a former salesman. Mr. Hensley was the Chief Executive Officer of the Company and a related party. The transaction was valued at the market price or $122,400; the Partnership or its designee has the right to collect this note related to cash advances to a salesman in the amount of $121,861.

7.

Earnings (Loss) Per Share

The Company accounts for earnings (loss) per share (“EPS”) in accordance with SFAS No. 128, “Earnings (Loss) Per Share.”  SFAS 128 requires the presentation of basic and fully diluted EPS. Basic and diluted EPS for the three and nine months ended August 31, 2005 and September 1, 2006, are calculated on the basis of the weighted average number of common shares outstanding.

8.

Acquisition of Sports-2-Schools, LLC

Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated August 12, 2005, by and among S-2-S Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, Sports-2-Schools, LLC., a Kentucky corporation, and Buck Swindle Associates; a Purchase Price Addendum Agreement dated August 12, 2005 by and among Allen Gaddis, Gaddco, Inc., S-2-S and the Company; and a Purchase Price Addendum agreement dated August 12, 2005 by and among Dr. Jim Ingram, S-2-S, and the Company , through its subsidiary S-2-S Acquisition Corporation, acquired certain assets of Sports-2-Schools, LLC, including a customer list, license agreements and a vendor number to a large retailer. The Company assumed $172,000 in debt as part of the transaction and also assumed $205,000 in payables owed the Company for merchandise. S-2-S is in the licensed sportswear business.

Consideration for the acquisition was: $50,000 in cash, 50,000 shares of the Company’s common stock and up to an additional $575,000 worth of common stock, on a deferred basis (November 30, 2006, 2007, 2008) and $600,000 in cash both pursuant to a performance based earn-out arrangement. The financial terms of the transaction were determined by negotiation between representatives of the Company and Sports-2-Schools, LLC. The cash portion of the purchase price was funded from the Company’s line of credit with National City Bank. The Company intends to continue to operate the business of S-2-S, after the acquisition through a new independent sales staff.

The S-2-S acquisition was made to expand the Company’s distribution and customer base. The results of operations of S-2-S are included in the consolidated financial statement of the Company commencing August 12, 2005. The primary asset the Company acquired was a customer list, license agreements, and a vendor number with a large retailer that is a new customer to the company. In August 2006, the Company finalized the purchase accounting for this acquisition and reclassified $562,346 of Goodwill to Customer List, since this was the primary consideration for making the purchase.  The Customer List is being amortized over a 10 year period.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

NEXT, INC.

We have audited the accompanying consolidated balance sheet of NEXT, INC. AND SUBSIDIARIES (the “Company”) as of November 30 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEXT, INC. AND SUBSIDIARIES as of November 30, 2005, and the results of their operations and their cash flows for the year ended November 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee

February 24, 2006

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

NEXT, INC.

We have audited the accompanying consolidated statements of operations, changes in stockholders’ equity and cash flows of NEXT, INC. AND SUBSIDIARIES (the “Company”) for the year ended November 30 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of NEXT, INC. AND SUBSIDIARIES for the year ended November 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia

January 7, 2005

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of November 30, 2005

Assets
Current assets:
Cash	$ 152,601
Accounts receivable, net of allowance for doubtful accounts of $149,717	5,223,847
Notes receivable	545,643
Inventories	5,860,383
Prepaid expenses and other current assets	349,927
Deferred income taxes	300,000
Total current assets	12,432,401
Property, plant and equipment, net	2,933,532
Goodwill	4,894,598
Notes receivable	73,494
Deferred income taxes	300,860
Other assets, net	1,182,961
Total Assets	$ 21,817,846

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 1,824,242
Accrued expenses and other current liabilities	1,113,423
Line of credit	6,526,961
Short-term debt and current maturities	746,176
Total current liabilities	10,210,802
Long-term debt, less current maturities	3,495,911
Other noncurrent liabilities	50,000
Total liabilities	13,756,713
Commitments and contingencies	—
Stockholders’ equity:
Preferred stock, series A, cumulative, $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	—
Common stock, $.001 par value; 100,000,000 shares authorized, 18,772,740 shares issued and outstanding	18,773
Additional paid-in capital	7,685,962
Unearned compensation	(29,828)
Retained earnings	386,226
Total stockholders’ equity	8,061,133
Total Liabilities and Stockholders’ Equity	$ 21,817,846

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended November 30,

	2004	2005
Net sales	$ 21,518,753	$ 26,677,155
Cost of sales	14,892,346	19,974,842
Inventory write off		703,948
Gross profit	6,626,407	5,998,365
Operating expenses -
General and administrative	2,241,108	2,762,502
Royalty and commission expense	2,680,462	2,763,434
Corporate expense	1,026,774	973,880
Total operating expense	5,948,344	6,499,816
Operating income (loss)	678,063	(501,451)
Interest expense	493,588	645,891
Other expense (income), net	601,350	(21,250)
Net loss before income taxes	(416,875)	(1,126,092)
Benefit for income taxes, deferred	(136,085)	(445,372)
Net loss	(280,790)	(680,720)
Beneficial conversion feature relating to series A convertible preferred stock	(197,120)	—
Net loss attributable to common stockholders	$ (477,910)	$ (680,720)
Net loss per common share, basic	$ (0.03)	$ (0.04)
Net loss per common share, diluted	$ (0.03)	$ (0.04)
Weighted average common shares outstanding, basic	14,735,769	18,325,103
Weighted average common shares outstanding, diluted	14,735,769	18,325,103

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended November 30, 2004 and 2005

Preferred Stock

Common Stock

	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Unearned Compensation	Retained Earnings	Total
Balance – December 1, 2003	—	$ —	14,144,661	$14,144	$3,056,221	$ (366,695)	$1,564,125	$4,267,795
Common stock issued to outside professionals for acquisition, financings, and other			305,800	305	368,397	331,133		699,835
Cash paid to outside professionals for equity financing					(189,130)			(189,130)
Common stock issued for Lil’ Fan acquisition			64,000	65	89,936			90,001
Common stock issued for Choice Intl acquisition			100,000	100	152,900			153,000
Common stock issued for warrants			8,525	9	(9)
Preferred stock issued for cash	1,750	2			1,471,498			1,471,500
Preferred stock converted to common	(1,546)	(2)	1,361,300	1,362	(1,360)
Discount related to beneficial conversion of series A preferred stock					197,120		(197,120)
Employee stock options issued and amortization			313,000	313	7,512	375		8,200
Dividend – Preferred stock					13,396		(15,715)	(2,319)
Net loss							(280,790)	(280,790)
Balance – November 30, 2004, as restated (see Note 10)	204	—	16,297,286	16,298	5,166,481	(35,187)	1,070,500	6,218,092
Common stock issued to outside professionals for acquisition and investor relations			101,000	101	128,349	5,172		133,622
Common stock issued for cash			2,300,000	2,300	2,987,700			2,990,000
Cash paid to outside professionals					(362,047)			(362,047)
Common stock issued for S2S acquisition			50,000	50	64,450			64,500
Common stock issued for customer list			50,000	50	77,450			77,500
Common stock cancelled			(279,000)	(279)	(378,831)			(379,110)
Preferred stock converted to common	(204)	—	221,454	221	(221)			—
Employee stock options issued and amortization			32,000	32	768	187		987
Dividend – Preferred stock					1,863		(3,554)	(1,691)
Net loss							(680,720)	(680,720)
Balance – November 30, 2005	—	$ —	18,772,740	$18,773	$7,685,962	$ (29,828)	$ 386,226	$ 8,061,133

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended November 30,

	2004	2005
Cash flows from operating activities:
Net loss	$ (280,790)	$ (680,720)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	517,645	669,903
Non cash compensation	73,395	5,359
Non cash fees	322,309	42,200
Provision for bad debts	658	124,148
Benefit for deferred income taxes	(136,085)	(445,372)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(943,429)	(211,685)
Notes receivable	—	(98,805)
Inventories	(2,075,099)	319,299
Prepaid expenses	(32,157)	38,907
Other current assets	(179,088)	(18,707)
Accounts payable	312,114	(921,605)
Accrued expenses and other current liabilities	11,913	131,315
Other non-current liabilities	(135,500)	—
Total adjustments	(2,263,324)	(365,043)
Net cash used in operating activities	(2,544,114)	(1,045,763)
Cash flows from investing activities:
Purchases of property, plant and equipment	(476,044)	(1,110,603)
Cash paid for acquisitions	(100,000)	(355,513)
Cash paid for intangible assets	(295,376)	(197,054)
Cash from proceeds on sale of assets	9,250	—
Net cash used in investing activities	(862,170)	(1,663,170)
Cash flows from financing activities:
Revolving credit facility, net	1,454,674	(380,826)
Proceeds from loans and notes payable, bank	1,185,320	1,115,781
Repayment of long-term debt, loans and notes payable, bank	(799,084)	(812,699)
Issuance of common stock and warrants	7,825	800
Cash paid for investment transactions	(198,166)	(64,738)
Issuance of common stock for investment transaction	—	2,691,000
Issuance of preferred stock, net	1,471,501	—
Net cash provided by financing activities	3,122,070	2,549,318
Net decrease in cash	(284,214)	(159,615)
Cash, beginning of year	596,430	312,216
Cash, end of year	$ 312,216	$ 152,601
Supplemental Information:
Cash paid during the year for interest	$ 468,967	$ 644,530
Cash paid during the year for income taxes	—	—
Non-cash Investing and Financing Activities:
Equity securities issued for acquisition of Choice International	$ 238,679	—
Equity securities issued for services	$ 225,584	—
Equity securities issued in payment of note payable	$ 90,000	—
Refinancing of debt	$ 4,602,010	$ 3,225,809
Equity securities issued for acquisition of S2S	—	$ 150,750
Equity securities issued to acquire customer list	—	$ 77,500
Equity securities retired for purchase of note	—	$ (122,400)
Equity securities retired to reduce vendor obligation	—	$ (256,710)
Note receivable issued for inventory purchase	—	$ 510,000

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Organization

In February 2002, Sporting Magic, Inc. (“Sporting Magic”), a public company with no assets or liabilities, acquired all 6,000,000 of the outstanding common shares of Next, Inc. (“Next”) in exchange for 6,000,000 shares of the common stock of Sporting Magic (the “Merger”). In conjunction with the Merger, the holders of the outstanding preferred stock of Next (7,000,000 shares) were to convert their preferred shares to newly authorized preferred shares of Sporting Magic. Subsequent to the closing and effective on the date of the Merger, the preferred shareholders of Next contributed all of their preferred shares to the Company. Consequently, no preferred shares were issued by Sporting Magic. Also, in conjunction with the Merger, the Company assumed 1,982,426 shares of the former shareholders of Sporting Magic, which were outstanding at the date of the Merger. The Company also issued 759,411 shares of its common stock to various outside professional advisors in conjunction with the Merger. On the closing date of the Merger, all of the present directors and executive officers of Sporting Magic were replaced by individuals nominated by the Board of Next, Inc. For accounting purposes, the Merger has been treated as a reverse acquisition of Sporting Magic by Next and a recapitalization of Next. On December 27, 2002 Sporting Magic changed its name to Next, Inc. (now the “Company”).

Effective June 1, 2002, the Company acquired all of the issued and outstanding equity of CMJ Ventures, Inc., a Florida corporation (“CMJ”). Effective July 31, 2003, the Company acquired the assets and certain liabilities of Lil’ Fan, Inc, a Delaware corporation (“Lil Fan”). Effective October 31, 2004, the Company acquired the assets of Choice International, Inc., a Delaware corporation (“Choice” - see Note 14 to Consolidated Financial Statements).   Effective August 12, 2005, the Company acquired certain assets of S-2-S Acquisition Company, a Delaware corporation (“S2S” – see Note 15 to Consolidated Financial Statements).

NOTE 2 – Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business

The Company is a sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs. The primary industries served by the Company are two interrelated industries, promotional products and imprinted sportswear throughout the United States.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Next Marketing, Inc., Blue Sky Graphics, Inc., CMJ Ventures, Inc., Lil’ Fan, Inc., Choice International, Inc. (from October 31, 2004, the date of acquisition), and S-2-S Acquisition Corporation (from August 12, 2005, the date of acquisition). All significant intercompany balances and transactions have been eliminated. Certain comparative figures presented have been reclassified to conform the prior year’s data to the Company’s current financial statements.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect. Based on management’s evaluation of uncollected accounts receivable at the end of each year, bad debts are provided for on the allowance method. The allowance for doubtful accounts as of November 30, 2005 was $149,717.

Concentration of Credit Risk

During fiscal 2004 and 2005, the Company has made a concerted effort to expand its customer base. As a result of this effort the Company has developed a large, diverse customer base of traditional retailers, ranging from national as well as large regional chains, specialty retailers, corporate accounts, college bookstores, motor sports, souvenir and gift shops, and golf shops. The Company believes that its customer diversification and expansion program has been successful. The Company’s customer base had been comprised primarily of national and regional mass merchandise and specialty retailers. During fiscal 2005 and 2004, approximately 44.5% ($11,872,172) and 23.2% ($4,988,912), respectively, of the net sales of the Company were to its two largest customers.  Sales to the next three largest customers approximated 16.1% ($4,283,987) and 32.9% ($7,076,984), respectively, for the same years. In 2004 the Company had sales of approximately $8,982,428 to four other major customers which comprised 43% of sales in 2004. The Company’s management believes that its credit risk exposure, based on current information available on the financial strength of its customers, is limited.  Such estimates could change in the future.  The Company’s accounts receivable are not collateralized.

In 2003, the Company began engaging itself in internet sales which were $584,625 in 2005 and $549,767 in 2004.

New Pronouncements

Recent pronouncements that potentially affect these or future financial statements include:

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No, 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4”.  This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage.  This statement also requires the allocation of fixed production overhead costs be based on normal production capacity.  The provisions of SFAS No. 151 are effective for inventory costs incurred during the fiscal years beginning after June 15, 2005.  The adoption of this statement will not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation.  Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows.  The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123.  However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.  The Company will be required to adopt Statement 123(R) at the beginning of its quarter ending February 28, 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29”.  SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets.  It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 “Accounting for Nonmonetary Transactions” and replaces it with an exception for exchanges that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of this exchange.  As required by SFAS No. 153, the Company adopted this new accounting standard effective July 1, 2005.  The adoption of SFAS No. 153 did not have a material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), which replaces Accounting Principles Board (“APB”) No. 20 “Accounting Changes”, and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”.  SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle.  The statement applies to all voluntary changes in accounting principle as well as changes required by an accounting pronouncement.  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable to determine the period-specific effects or the cumulative effect of the change.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2004.  The adoption of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an Interpretation of FASB Statement No. 143: (FIN 47), which clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”.  A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  Under FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligations if the fair value of the liability can be reasonably estimated.  Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists.  FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value.  The provisions of FIN 47 are effective for fiscal years ending after December 15, 2005.  The Company is currently evaluating the impact of FIN 47 on its consolidated financial statements.

Property, Plant and Equipment

Property, plant, and equipment are valued at cost and are being depreciated using the straight-line method over the estimated useful lives of the depreciable assets. Upon sale or retirement, asset cost and its related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Routine maintenance and repairs are charged to expense as incurred. Expenditures which materially increase the value or extend useful lives are capitalized.

Fair Value of Financial Instruments

The carrying amounts of financial instruments included in current assets, current liabilities, and short-term debt approximate their fair values.   In addition, the note payable to Francis Slocum bank also approximates fair value based upon current interest rates available to the Company.  Management has not evaluated the fair value of the note payable to Next Investors because of the related party relationship with that organization.

Revenue Recognition

The Company recognizes revenue when the following conditions are met: persuasive evidence of an agreement exists, the product has been shipped and legal title and all risks of ownership have been transferred, the sales price is fixed or determinable, and collectability is reasonably assured. Revenues are reduced for estimated product returns, allowances and price discounts based on past experience.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended November 30, 2005 and 2004, advertising costs were $32,095 and $44,381, respectively.

Use of Estimates in Preparation of Consolidated Financial Statements

The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the next year are those assumptions used in determining the allowance for doubtful accounts receivable, which are based upon specific evaluation related to the aging of the customer accounts.

Long-Lived Assets and Non-Goodwill Intangibles

The Company reviews these assets held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Non-goodwill intangibles are recorded at cost and amortized using the straight-line method over the estimated useful life.

Impairment of Goodwill

Goodwill is assigned to specific reporting units and is reviewed for possible impairment at least annually, or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit-carrying amount is greater than its fair value.

Stock-Based Compensation

At November 30, 2005, the Company had a stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company has adopted the disclosure option of SFAS No. 123, “Accounting for Stock-Based Compensation”. Accordingly, no compensation cost has been recognized for stock option grants since the options have exercise prices equal to the market value of the common stock at the date of grant.

Had compensation cost for stock option grants in 2005 and 2004 been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company’s net loss per common share would have been adjusted to the pro forma amounts indicated below:

	2004	2005
Net loss, as reported	$ (280,790)	$ (680,720)
Beneficial conversion feature relating to series A convertible preferred stock	(197,120)	—
Net loss attributable to common stockholders	(477,910)	(680,720)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(78,841)	(277,401)
Pro-forma net loss	$ (556,751)	$ (958,121)

Net loss per share
Basic-as reported	($0.03)	($0.04)
Basic-pro-forma	($0.04)	($0.05)

Diluted-as reported	($0.03)	($0.04)
Diluted-pro-forma	($0.04)	($0.05)

For purposes of calculating the above-required disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of the Company’s stock options was estimated assuming no expected dividends and the following weighted average assumptions:

2004

2005

Risk free interest rate

2.42%

4.42%

Expected life

4.0 years

4.55 years

Expected volatility

66%

37%

Expected dividend yield

—

—

NOTE 3 – Notes Receivable

Notes receivable consists of three notes receivable from a salesperson in the amount of $48,000, one from the Company’s Executive Vice President in the amount of $61,137, and one from the Company’s former CEO William Hensley in the amount of $510,000.  The note receivable from Mr. Hensley was subsequently satisfied in January 2006 by the return of 500,000 shares of the Company’s common stock.

NOTE 4 – Inventories

Inventories are stated at the lower of cost (first-in, first out basis) or market and consist of the following:

Raw materials	$ 4,224,445
Finished products	1,635,938
Total	$ 5,860,383

Raw materials consist of blank garments that are purchased, not manufactured by the Company.

NOTE 5 – Income Taxes

Income taxes have been computed in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). This standard requires, among other things, recognition of future tax expenses or benefits, measured using enacted tax rates, attributable to taxable or deductible temporary differences between financial statements and income tax reporting bases of assets and liabilities and for operating loss carryforwards.

The ultimate realization of deferred tax assets is dependent upon the attainment of forecasted results of operations. Management has taken these and other factors into consideration in recording the deferred tax estimate. The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax asset and liabilities at November 30, 2005, are as follows:

Deferred tax assets:
Accounts receivable allowance	$ 59,887
Operating loss carryforwards	920,739
Total deferred tax assets	$ 980,626

Deferred tax liabilities:
Property, plant and equipment	$ 265,479
Goodwill and other intangibles	114,287
Total deferred tax liabilities	$ 379,766

Total deferred taxes, net	$ 600,860
Current portion	$ 300,000
Noncurrent portion	$ 300,860

A reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

	2004	2005
Tax benefit computed at maximum federal statutory rate	(34) %	(34) %
State income taxes, net of federal benefit	1%	(4) %
Temporary book/tax differences in assets	—	(1) %
Income tax benefit– effective rate	(33)%	(39) %

At November 30, 2005, the Company had net tax operating loss carryforwards of approximately $2,300,000, which expire through 2025.  The Company has not yet filed its income tax return for the year ended November 30, 2005, but estimates the portion of this loss carryforward resulting from 2005 operations to be approximately $960,000.

NOTE 6 – Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Amount	Estimated useful lives
Land	$ 10,000
Building and building improvements	1,934,647	7-39 years
Machinery and equipment	2,427,581	3-20 years
Furniture and fixtures	557,807	3-10 years
Vehicles	104,149	5-10 years
Leasehold improvements	78,391	5-10 years
	5,112,575
Less: Accumulated depreciation	(2,286,347)
	2,826,228
Assets under capital lease obligations:
Machinery and equipment	45,700	5-20 years
Furniture and fixtures	258,034	5-10 years
	303,734
Less: Accumulated depreciation	(196,430)
	107,304
Property, Plant and Equipment, net	$ 2,933,532

Depreciation expense for the years ended November 30, 2005 and 2004 was $360,819 and $320,588, respectively.

NOTE 7 – Goodwill

The changes and carrying amount of goodwill are as follows:

Amount
Balance December 1, 2003	$ 3,719,363
Goodwill adjustment – Lil’ Fan acquisition	(33,513)
Goodwill acquired in Choice Int’l acquisition	664,899
Balance November 30, 2004	4,350,749
Goodwill adjustment – Lil’ Fan acquisition	(38,070)
Goodwill adjustment – Choice Int’l acquisition	57,146
Goodwill acquired in S2S acquisition	524,773
Balance November 30, 2005	$ 4,894,598

NOTE 8 – Other Assets

Other assets subject to amortization consist of the following:

	Amount	Estimated Useful Lives
Artwork	$ 925,712	5 years
Licensing agreements	218,771	3 years
Software improvements	94,284	3 years
Non-compete agreement	354,800	4 years
Customer list	227,500	10 years
	1,821,067
Less: accumulated amortization	(638,106)
Other assets, net	$ 1,182,961

Amortization expense associated with these assets was $275,929 and $186,037 for years ended November 30, 2005 and 2004, respectively.  The estimated future amortization expense of intangible assets is as follows:

Year	Amount
2006	$ 347,688
2007	312,119
2008	251,475
2009	140,267
2010	73,870

NOTE 9 – Short-Term Debt, Long-Term Debt and Capital Leases

Short-term and long-term debt consisted of the following:

	Short-term	Long-term
Revolving credit facility (a)	$ 6,526,961	$ —
Notes payable (b)	741,308	3,495,911
Capital lease obligations (c)	4,868	—
Total	$ 7,273,137	$ 3,495,911

(a)

Revolving credit facility: During 2005 the Company had a $9,000,000 revolving credit facility agreement with National City Bank, which expires on April 1, 2007. The Company may draw up to the sum of 85% of eligible accounts receivable, as defined, and 60% of eligible raw materials and eligible finished goods inventory, as defined. In addition, the agreement provides for monthly payments of interest at a nationally published prime rate plus .25% (7% was the published rate at November 30, 2005) and the Company must comply with certain financial and other covenants. Accounts receivable, inventory, certain personal assets and personal guarantees of the Company’s CFO and one of the board members collateralize the borrowings under the facility.

The Company amended the National City Bank credit facility on February 6, 2006 to change the maturity date to April 30, 2006 and reduce the line of credit to $6,500,000.  The National City Bank credit facility is governed by various financial covenants, all of which were not complied with by the Company as of the date of this report but the Company has subsequently obtained a waiver with respect to such non-compliance from National City Bank. Management is currently negotiating with several lenders to replace National City and believes the Company can replace the credit facility by the maturity date.

(b)

Notes payable: Notes payable consists of the following:

Notes payable – First Federal Savings Bank	$ 3,736,042
Note payable – Francis Slocum Bank	1,177
Other	500,000
4,237,219
Less: current maturities	741,308
Long-term notes payable	$ 3,495,911

The First Federal Savings Bank notes payable in their original amounts (“Federal Notes”) consisted of:

Original Amount	Interest Rate	Monthly Principal & Interest Payments	Due Date
$3,000,000	6.50%	$ 26,000	January 15, 2006
$225,500	7.00%	$ 3,417	February 15, 2010
$365,000	6.50%	Interest only	Not applicable
$86,000	6.00%	$ 1,666	August 6, 2008
$250,500	6.75%	$ 4,895	June 24, 2010
$276,500	6.50%	$ 5,421	November 2, 2009

The first three notes referenced above were refinanced into one note on September 30, 2005, in the amount of $3,225,809, which included accrued interest and loan origination fees.  The new loan requires monthly principal and interest payments of $29,263 over a 5 year term at 7.0% interest.  The note has a 15-year term, but becomes a variable rate loan after year five and principal and interest amounts could change. The Federal Notes are collateralized by the Company’s building, machinery and equipment and were personally guaranteed by certain of the Company’s officers and major shareholders.

The Frances Slocum Bank note payable consists of a $20,247 note (interest at 9% with monthly principal and interest payments of $422, maturing on February 5, 2006). A truck collateralizes the note.

On August 12, 2005 the Company assumed $172,000 of debt from the acquisition of Sports-2-Schools, LLC. This debt was paid off in October 2005.

Other notes consist of an unsecured subordinated note to Next Investors, LLC in the amount of $500,000, which accrues interest at 7.25% with no payment until it matures November 30, 2006.  One officer of the Company and one of the board members are principal partners in Next Investors, LLC.

The following represents the maturity of notes payable of the Company as of November 30, 2005:

For the year ending November 30,	Amount
2006	$ 741,308
2007	257,152
2008	269,683
2009	272,863
2010	201,499
Thereafter	2,494,714
Total	$ 4,237,219

(c)

Capital lease obligations: The Company periodically acquires computers, embroidery, ticketing and packaging equipment under capital lease obligations. These obligations expire through April 2006. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments (with implicit interest rates ranging from 8% to 21%) or the fair values of the assets. The net book value of the assets, $107,304 at November 30, 2005, is included in property, plant and equipment and is being depreciated over the estimated useful lives of the assets.

Minimum lease payments under capital leases are as follows:

2006	$ 5,109
Total minimum lease payments	5,109
Amounts representing interest	(241)
Present value of minimum lease payments	$ 4,868

NOTE 10 – Stockholders’ Equity

The Company reclassified $197,120 on the Statement of Changes in Stockholders Equity in 2004 which related to the discount of the beneficial conversion factor of series A preferred stock. The Company mistakenly reversed the entry in the 2004 10-KSB and have reclassified in the current Statement of Changes in Stockholders Equity for the 2004 period.

In 2004, the Company issued 305,800 shares for professional services related to the following activities: legal fees, 113,800 shares; investor relation services, 48,000 shares; acquisitions services 56,000 shares; and investment banking services, 88,000 shares. The Company issued 64,000 shares related to debt assumed from the Lil’ Fan acquisition.

On April 8, 2004, the Company issued, pursuant to a Securities Purchase Agreement 1,750 shares of Series A Convertible Preferred Stock to GCA Strategic Investment Fund Limited. The Company received net proceeds from the preferred stock of $1,471,500, which was utilized for working capital and debt reduction. The Company has registered these shares but will receive no proceeds related to the sale of the common stock securities. The Company also issued a Preferred Stock Warrant to purchase 358,000 shares of common stock at $1.88, which expires April 8, 2009. The Company also received a commitment letter from Global Capital Advisors, LLC for an additional $1,250,000 under the same terms and conditions discussed above at the Company’s option for a one year period which expired on March 31, 2005.  At November 30, 2005, the entire balance of Convertible Preferred Stock was converted into Common Stock.

In 2004, the issuance of the Series A Convertible Preferred Stock included a beneficial conversion feature in the total amount of $197,120, which represents the aggregate fair value at the issue date of the common stock into which the preferred stock is convertible over the proceeds received in the issuance of the preferred shares.  This amount has been included in additional paid-in capital and is fully amortized in the current year using the effective yield method as the preferred shares were immediately convertible at the date of issuance.

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, Next issued to Bonanza, 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company will issue a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price must be equal to at least $2.10 for ten consecutive trading days to exercise purchase. The total offering price was $2,990,000 in cash.

On August 25, 2005, Mr. Mark Scyphers, a principal of Choice, cancelled 199,000 shares of common stock and returned these shares to the Company to reduce the obligation due from a vendor of which he was formerly an officer. The transaction was valued at the market price or $256,710.

On October 25, 2005 the Company’s shareholders voted their approval on the First Amendment to the Amended and Restated Certificate of Incorporation which increased the number of authorized shares of common stock of the Company from 50 million to 100 million.

In 2005, the Company issued 101,000 shares for professional services related to the following activities: investor relation services, 32,000 shares; and acquisitions services, 69,000 shares.

NOTE 11 – Employee Stock Option Plan

At November 30, 2004, 1,000,000 shares were reserved for issuance under the Next Stock Option Plan.  In 2004, the Company issued 286,500 employee options, 37,500 of which have been cancelled and 3,500 of which have been forfeited, at $1.07 which have a five year expiration from the vesting date and are subject to forfeiture should the grantee fail to be employed by the Company on the vesting date. The options granted in 2004 were all issued at market value and as such no expense was recorded.  In 2005 the Company issued 1,037,500 employee options, with 237,500 issued at $1.50 (5,500 of which have been cancelled, and 2,750 of which have been forfeited, with a five year expiration from the vesting date) and 800,000 issued at $0.85 (with a ten year expiration from the grant date).  All options granted in 2005 were vested by the Board of Directors as of November 30, 2005.  The options issued in 2005 were all issued at market value and as such no expense was recorded.

Total stock compensation costs on a pre-tax basis that would have been recorded had SFAS No. 123(R) been adopted as of its initial effective date would have totaled $157,632 and $454,756 in fiscal 2004 and 2005, respectively.

The following table sets forth the options granted under the Next Stock Option Plan as of November 30, 2005:

	2004		2005
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	658,000	$ 0.16	629,500	$ 0.65
Granted	286,500	1.07	1,037,500	1.00
Cancelled	(2,000)	1.07	(41,000)	1.13
Forfeited	—		(11,250)	.92
Exercised	(313,000)	0.03	(32,000)	0.03
Outstanding at end of year	629,500	$ 0.65	1,582,750	$ 0.88
Options exercisable at end of year	295,000	$ 0.03	1,582,750	$ 0.88

The following table summarizes information about stock options outstanding at November 30, 2005:

Options Outstanding
Options Outstanding	Remaining Life	Exercise Price
153,000	3.05 years	$ 0.03
60,000	4.26 years	0.20
20,000	4.52 years	0.50
75,000	4.55 years	1.01
245,500	5.00 years	1.07
229,250	5.00 years	1.50
800,000	10.00 years	0.85
1,582,750

The following table summarizes information about stock warrants issued in 2003, 2004, and 2005, also the amount outstanding at November 30, 2005:

Warrants Outstanding			Warrants Exercisable
Warrants Outstanding	Remaining Life	Exercise Price	Warrants Exercisable	Exercise Price
366,475	2.60 years	$ 1.125	366,475	$ 1.125
358,000	3.35 years	$ 1.88	358,000	$ 1.88
1,265,000	4.15 years	$ 1.75	1,265,000	$ 1.75

NOTE 12 – Employee Benefit Plan

The Company maintains a 401(k) retirement plan for its employees. Employees are eligible to participate after one year of service and attaining the age of 18. Under the terms of the Plan, employees are entitled to contribute up to 15% of their total compensation, within limits established by the Internal Revenue Code. At the discretion of the Board of Directors, the Company may make a matching contribution up to 6% of each employee’s contribution. For the years ended November 30, 2005 and 2004, the Company chose to make no matching contributions.

NOTE 13 – Major Suppliers

The Company has a variety of qualified vendors available from which it purchases its raw materials inventory. Each year, the Company’s management reviews these suppliers for quality, pricing and delivery. Based upon the results of this review, the Company either extends the supplier arrangement or chooses other suppliers more suitable to its needs. The Company is not reliant on any one of these suppliers. During the year ended November 30, 2005 and the year ended November 30, 2004, purchases from the two largest suppliers were $5,388,066 (36% of raw material purchases) and $10,322,781 (89% of total raw material purchases) respectively. At November 30, 2005 and November 30, 2004, the amounts due to these suppliers included in accounts payable were $1,160,595 and $2,175,072, respectively.

NOTE 14 – Acquisition of Choice International, Inc.

Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated as of October 31, 2004, by and among Choice Acquisition Company, a Delaware corporation and wholly owned subsidiary of Next, Inc., a Delaware corporation, Choice International, Inc., a Delaware corporation, Mark Scyphers and Bill Steele, the Company, through its subsidiary Choice Acquisition Company, acquired certain assets of Choice International, Inc.,  including a customer list and direct purchasing capabilities and distribution rights for Asian sportswear from a Chinese source. No liabilities of Choice International, Inc. were assumed in the transaction. Choice International, Inc. is in the private label sportswear business.

Consideration for the acquisition was: $200,000 in cash, only $100,000 of which was paid by November 30, 2004, 100,000 shares of the Company’s common stock, up to an additional 450,000 common shares on a deferred basis (November 30, 2005, 2006, and 2007) pursuant to a performance based earn-out arrangement. During 2005, no additional stock was issued pursuant to the earn-out arrangement as the financial basis was not met in conformity with pre-determined targets, there are still two more years remaining on the deferred acquisition earn-out arrangement. The financial terms of the transaction were determined by negotiation between representatives of the Company, and representatives of Choice International, Inc. The cash portion of the purchase price was funded from the Company’s line of credit with National City Bank. The Company intends to continue to operate the business of Choice International, Inc after the acquisition through a new remote sales office with executives Mark Scyphers and Bill Steele.

The Choice International acquisition was made to expand the Company’s distribution and customer base and acquire the purchasing capability directly with a Chinese source. Goodwill was acquired since management believes that the future value of the combined profit margins will be enhanced. The results of operations of Choice International are included in the consolidated financial statements of the Company commencing October 31, 2004.  The Company did not acquire any assets, other than goodwill, or assume any liabilities since Choice International had no significant assets or liabilities and did not have any operations prior to October 31, 2004.

NOTE 15 – Acquisition of Sports-2-Schools, LLC

Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated August 12, 2005, by and among S-2-S Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, Sports-2-Schools, LLC., a Kentucky corporation, and Buck Swindle Associates, a Purchase Price Addendum Agreement dated August 12, 2005, by and among Allen Gaddis, Gaddco, Inc., S2S and the Company and a Purchase Price Addendum agreement dated August 12, 2005, by and among Dr. Jim Ingram, S-2-S, and the Company , through its subsidiary S-2-S Acquisition Corporation, acquired certain assets of Sports-2-Schools, LLC, including a customer list, license agreements and a vendor number to a large retailer. The Company assumed $172,000 in debt as part of the transaction and also assumed $205,000 of payables owed the Company for merchandise. S2S is in the licensed sportswear business.

Consideration for the acquisition was: $50,000 in cash, 50,000 shares of the Company’s common stock and up to an additional $575,000 worth of shares of common stock, on a deferred basis (November 30, 2006, 2007, 2008) and $600,000 in cash both pursuant to a performance based earn-out arrangement. The financial terms of the transaction were determined by negotiation between representatives of the Company and Sports-2-Schools, LLC. The cash portion of the purchase price was funded from the Company’s line of credit with National City Bank. The Company intends to continue to operate the business of S-2-S, after the acquisition through a new independent sales staff.

The S2S acquisition was made to expand the Company’s distribution and customer base. Goodwill was acquired since management believes that the future value of the combined profit margins will be enhanced. The results of operations of S-2-S are included in the consolidated financial statement of the Company commencing August 12, 2005. The Company did not acquire any assets other than goodwill, customer list, license agreements, and a vendor number with a large retailer that is a new customer to the company. The Company assumed $172,000 of bank debt.

NOTE 16 – Earnings (Loss) Per Share

The Company accounts for earnings (loss) per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. SFAS 128 requires the presentation of basic and fully diluted EPS. Basic EPS for the year ended November 30, 2005 and 2004, were calculated on the basis of the weighted average number of common shares outstanding during the year ended, divided by the income available to common stockholders.  Diluted earnings per share includes the effects of potentially dilutive shares.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2004	2005
Numerator:
Basic and diluted earnings (loss) per share — net income (loss)	$ (280,790)	$ (680,720)
Beneficial conversion feature relating to series A
convertible preferred stock	(197,120)	—
Net loss attributable to common stockholders	$ (477,910)	$ (680,720)
Denominator:
Basic weighted average common shares	14,735,769	18,325,103
Effect of dilutive stock options, warrants, and contingent acquisition related shares	—	—
Denominator for diluted earnings (loss) per share	14,735,769	18,325,103
Basic earnings (loss) per share	$ (0.03)	$ (0.04)
Diluted earnings (loss) per share	$ (0.03)	$ (0.04)

Options to purchase 1,582,750 shares for 2005 and 629,500 shares for 2004 were not included in computing diluted earnings per share because the effect was antidilutive.

NOTE 17 – Operating Leases

The Company leases facilities in Chattanooga, Tennessee; Noblesville, Indiana; and Lexington, South Carolina under operating lease agreements expiring through 2007. The future minimum obligations under the operating leases at November 30, 2005 are:

2006	$ 62,078
2007	14,778
$ 76,856

Rental and lease expense was $112,676 and $159,300 for 2005 and 2004, respectively.

NOTE 18 – Contingencies

From time to time, the Company is a party to litigation arising in the normal course of its business operations. In the opinion of management, after consulting with legal counsel, it is not anticipated that the matters will have a material adverse impact on the Company’s financial condition, liquidity or results of operations.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

NEXT, INC. AND SUBSIDIARIES

Additions
	Balance at Beginning of Period	Charged to Revenue, Costs or Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Twelve months ended November 30, 2005
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts (a)	$ 23,756	$ 124,148	$ —	($ 1,813)	$ 149,717
Advertising allowance (b)	$ 61,623	$ 243,584	$ —	$ 213,680	$ 91,527
Twelve months ended November 30, 2004
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts (a)	$ 73,096	$ 658	$ —	$ 49,998	$ 23,756
Advertising allowance (b)	$ 37,141	$ 137,730	$ —	$ 113,248	$ 61,623

 (a)

Deductions consist of write-offs of uncollectible accounts, net of recoveries.

 (b)

Deductions consist of deductions by customer for advertising cost.

 WHERE TO FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the 1933 Act with respect to the shares offered by this prospectus.  This prospectus, filed as a part of the registration statement, does not contain certain information contained in Part II of the registration statement or filed as exhibits to the registration statement.  We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Department of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates.  You can contact the Commission’s Public Reference Department at (800) SEC-0330.  The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the SEC’s internet website (http://www.sec.gov).

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934.  We file with the SEC periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5.  These filings may be viewed and downloaded from the SEC’s internet website (http://www.sec.gov) at the EDGAR location.  Also, we will provide copies of these documents and any exhibits to them, without charge to prospective investors upon request addressed to Next, Inc., 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421.  We intend to send annual reports containing audited financial statements to the shareholders.